Exhibit 4.28

EXECUTION VERSION

DATED 9 MAY 2018

UPC GERMANY HOLDING B.V.

and

UPC CEE HOLDING B.V.

and

UPC POLAND HOLDING B.V.

and

LIBERTY GLOBAL PLC

and

VODAFONE INVESTMENTS LUXEMBOURG S.À R.L.

and

VODAFONE CZECH REPUBLIC A.S.

and

VODAFONE MAGYARORSZÁG MOBIL TÁVKÖZLÉSI ZÁRTKÖRŰEN MŰKÖDŐ

RÉSZVÉNYTÁRSASÁG

and

VODAFONE ROMÂNIA S.A.

and

VODAFONE EUROPE B.V.

and

VODAFONE GROUP PLC

SALE AND PURCHASE AGREEMENT

relating to the sale of Liberty Global plc’s businesses in

Germany, Romania, Hungary and the Czech Republic

CONTENTS

Page

1.	Interpretation	7

2.	Sale and Purchase	47

3.	Estimated Consideration	48

4.	Conditions	49

5.	Conduct of business before Completion	54

6.	Pre-Completion Steps	62

7.	Completion	68

8.	Sellers’ Warranties	70

9.	Undertakings and indemnities	75

10.	Purchasers’ and Guarantors’ warranties	81

11.	Remedies and Sellers’ limitations on liability	83

12.	Separation	84

13.	Sellers’ and Purchasers’ liability	85

14.	Protective Covenants	85

15.	Books and records	87

16.	Guarantees	88

17.	Intra-Group Arrangements	89

18.	Effect of Completion	90

19.	Remedies and waivers	90

20.	No double recovery	90

21.	Assignment	91

22.	Further assurance	92

23.	Conflict with other agreements	92

24.	Entire agreement	92

25.	Variation	93

26.	Notices	93

27.	Sellers’ Representative and Purchasers’ Representative	96

28.	Announcements	97

29.	Confidentiality	97

30.	Costs and expenses	100

31.	Payments	100

32.	Counterparts	101

33.	Invalidity	101

34.	Contracts (Rights of Third Parties) Act 1999	101

35.	Choice of governing law	102

36.	Jurisdiction	102

37.	Agent for Service	102

SCHEDULES AND ATTACHMENTS

Schedule 1 (Condition to Completion)		105

Schedule 2 (Completion arrangements)		106

	Part A (Sellers’ obligations)	106

	Part B (Purchaser’s obligations)	110

	Part C (General)	112

	Part D (Guarantor’s obligations)	112

Schedule 3 (Warranties)		113

	Part A Warranties applicable to each Seller and Target Group	113

	Part B Warranties applicable to the DE Target Group	131

Part C Warranties applicable to the CZ Target Group	133

Part D Warranties applicable to the HU Target Group	135

Part E Warranties applicable to the RO Target Group	137

Schedule 4 (Purchaser Warranties)	139

Schedule 5 (Limitations on the Sellers’ liability)	141

Schedule 6 (Conduct of business before Completion)	150

Schedule 7 (Liberty Global Pre-Completion Reorganisation)	155

Schedule 8 (Inter-Company Debt)	160

Schedule 9 (Post-Completion Financial Adjustments)	164

Part A Preliminary	164

Part B Specific Accounting Treatments	164

Part C Effective Date Statement	169

Part D Financial Adjustments	172

Schedule 10 (Financial Adjustments: Amounts)	175

Part A Effective Date Statement Format	175

Part B Reference Balance Sheet	175

Part C Form of Quarterly Updates	175

Part D Target Amounts	176

Schedule 11 (Agreed Treasury Principles)	178

Schedule 12 (Consideration Allocation)	185

Schedule 13 (Pension Schemes)	189

Schedule 14 (Separation)	191

Schedule 15 (Existing DE Litigation Consideration)	192

Schedule 16 (Completion Business Warranties)	193

Schedule 17 (Escrows)	194

Part A Migration Escrow Account	194

Part B TSA Service Credit Escrow Account	194

THIS AGREEMENT is made on 9 May 2018.

PARTIES:

1.                                      UPC Germany Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34362415) (the “DE Seller”);

2.                                      UPC CEE Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34117429) (the “CEE Seller”);

3.                                      UPC Poland Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34142854) (the “RO Minority Seller”),

(the DE Seller, the CEE Seller and the RO Minority Seller collectively being the “Sellers”);

4.                                      Liberty Global plc, whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (registered in England and Wales with No. 08379990) (the “Liberty Global Guarantor”);

5.                                      Vodafone Investments Luxembourg S.à r.l. whose registered office is at 15 rue Edward Steichen, Luxembourg, L-2540, (registered in Luxembourg with No. B 79 256) (the “DE Purchaser”);

6.                                      Vodafone Czech Republic a.s. whose registered office is at namesti Junkovych 2, Prague 5, Česká republika, 155 00, Czech Republic (registered in the Czech Republic with No. 25788001) (the “CZ Purchaser”);

7.                                      Vodafone Magyarország Mobil Távközlési Zártkörűen Működő Részvénytársaság whose registered office is at H-1096 Budapest, Lechner Ödön fasor 6, Hungary (registered in Hungary with No. Cg-01-10-044159) (the “HU Purchaser”);

8.                                      Vodafone România S.A.S.A. whose registered office is at 201 Barbu Vacarescu, 8th Floor, 2nd District, Bucharest, Romania (registered in Bucharest, Romania with No. J40/9852/1996) (the “RO Majority Purchaser”);

9.                                      Vodafone Europe B.V. whose registered office is at Rivium Quadrant 173, 15th Floor, 2909 LC, Capelle aan den IJssel, The Netherlands (registered in the Netherlands with No. 27166573) (the “RO Minority Purchaser”),

(the DE Purchaser, the CZ Purchaser, the HU Purchaser, the RO Majority Purchaser and the RO Minority Purchaser collectively being the “Purchasers”); and

10.                               Vodafone Group plc, whose registered office is at Vodafone House The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom (registered in England with No. 01833679) (the “Vodafone Guarantor”),

(each of the Liberty Global Guarantor and the Vodafone Guarantor being a “Guarantor” and the Sellers, the Purchasers and the Guarantors together being the “parties”).

BACKGROUND:

(A)                               The Sellers have agreed to sell the Shares and to assume the obligations imposed on them as Sellers under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(B)                               The Purchasers have agreed to purchase the Shares and to assume the obligations imposed on them as Purchasers under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(C)                               The Liberty Global Guarantor has agreed to guarantee the payment obligations of the Sellers under this Agreement and provide certain undertakings in relation to protective covenants and share schemes.

(D)                               The Vodafone Guarantor has agreed to guarantee the payment obligations of the Purchasers under this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“2018 Budget”

means the 2018 budget (i) in respect of the Liberty Global DE Target Group, at document 3.2.2 of the “Clean Team Germany” section of the Data Room; (ii) in respect of the Liberty Global CZ Target Group, at document 3.2.5 of the “Clean Team Czech Republic” section of the Data Room; (iii) in respect of the Liberty Global HU Target Group, at document 3.2.6 of the “Clean Team Hungary” section of the Data Room; and (iv) in respect of the Liberty Global RO Target Group, at document 3.2.7 of the “Clean Team Romania” section of the Data Room, and for the avoidance of doubt, shall not include forecasts or budgets in respect of any years following 2018;

	“Accenture GDPR Compliance Plan”	means the Accenture GDPR Readiness Assessment plan dated 3 May 2018 in the agreed form;

	“Accounts”	means:

(i)                                    with respect to the Liberty Global DE Target Group, the audited consolidated financial statements for the Liberty Global DE Target Company for the year ended on the Accounts Date, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive loss, the consolidated statement of changes in owner’s deficit, the consolidated statement of cash flows and the notes to the accounts, as set out in document 3.3.9 (Unitymedia GmbH_Audit Report 2017.pdf) of the “Germany” section of the Data Room;

(ii)                                with respect to the Liberty Global CZ Target Group, the audited individual financial statements for the Liberty Global CZ Target Company and the audited individual financial statements for the Liberty Global CZ Infrastructure Target Company, in each case for the year ended 31 December 2016, comprising the balance sheet, the income statement, the cash flow statement and the notes to the accounts;

(iii)                            with respect to the Liberty Global HU Target Group, the audited individual financial statements for the Liberty Global HU Target Company for the year ended 31 December 2016, comprising the balance sheet, the income statement, the cash flow statement and the notes to the accounts as set out in document 8.3.14 of the “Hungary” section of the Data Room; and

(iv)                             with respect to the Liberty Global RO Target Group, the audited financial statements for the Liberty Global RO Target Company for the year ended 31 December 2016, comprising the balance sheet, the profit and loss account, the statement of changes in shareholders’ equity, cash flow statement and the notes to the accounts as set out in document 8.3.1 of the “Clean Team Romania” section of the Data Room;

“Accounts Date”	means 31 December 2017;

“Acquired Business”	has the meaning set out in sub-clause 14.2(B) (Protective Covenants);

“Acquired Restricted Business”	has the meaning set out in sub-clause 14.2(B) (Protective Covenants);

“Affected Customers”

means any customers of the Liberty Global CZ Target Group who are provided services by the Liberty Global CZ Target Group using, directly or indirectly, the fibre connection leased by the Liberty Global CZ Target Group under the CDT Contract immediately before the CDT Termination;

“Affiliates”

means, in respect of an entity, any subsidiary of that entity, any parent company of that entity, any subsidiary of such parent company and any entity in which any of them hold more than 25% of the voting rights or rights to distributions;

“Agreed Enterprise Value”	means €18,400,000,000;

“Agreed Management Retention Arrangements”

means the management retention and transaction bonus arrangements in the agreed form, together with any other retention and transaction bonus arrangements agreed in writing between the Purchasers and the Sellers;

“Agreed Treasury Principles”	means the accounting policies set out in Schedule 11 (Agreed Treasury Principles);

“Ancillary Documents”

means the Tax Covenant, the Disclosure Letter, the Intellectual Property Assignment Agreement, the Brand Licence Agreement, the Transitional Services Agreement, the Minimum Liquidity Agreement, the DE Share Transfer Deed, the DE Deed of Novation (if entered into), the SPA Novation Agreement (if entered into), each Transferring Inter-Company Loan Payables Transfer Agreement, the Transferring Inter-Company Loan Receivables Transfer Agreement, the CZ Share Transfer Deed, the CZ Infrastructure Share Transfer Deed, the Hungarian Quota Transfer Declaration, the Romanian Share Transfer Agreement, the Migration Escrow Agreement, the TSA Service Credit Escrow Agreement, and any other agreements or documents entered into by the parties pursuant to this Agreement, and “Ancillary Document” shall mean any one of them;

“Anti-Bribery Law”	means any applicable law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010;

“ARD Revenue Recognition Calculation”	means the “ARD Revenue Recognition” as set out in the reference balance sheets attached to an e-mail from rhys.evans@freshfields.com to james.cook@slaughterandmay.com on 9 May 2018 at 06.09.

“Bond””	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“Books and Records”

has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all electronic and other records (excluding software);

“Brand Licence Agreement”	means the brand licence agreement between Liberty Global B.V. and the Target Companies to be entered into at Completion in the agreed form;

“Budget and Long Range Plan”

means the 2018 budget and long range plan: (i) in respect of the Liberty Global DE Target Group, at document 3.2.2 of the “Clean Team Germany” section of the Data Room; (ii) in respect of the Liberty Global CZ Target Group, at document 3.2.5 of the “Clean Team Czech Republic” section of the Data Room; (iii) in respect of the Liberty Global HU Target Group, at document 3.2.6 of the “Clean Team Hungary” section of the Data Room; and (iv) in respect of the Liberty Global RO Target Group, at document 3.2.7 of the “Clean Team Romania” section of the Data Room;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Amsterdam;

“Business Information”	means all information (in whatever form held) including (without limitation) all:

(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii) customer lists, sales, marketing and promotional information;

(iii) business plans and forecasts; and

(iv) technical reports;

“Business Network”	has the meaning given to it in sub-clause 5.8(B) (Conduct of Business before Completion);

“CDT Contract”	means the Agreement for the Provision of Telecommunication Services between ČD Telematika a.s. and the Liberty Global CZ Target Company dated 12 December 2003, as amended from time to time;

“CEE Seller Novation”	has the meaning set out in sub-clause 21.4 (Assignment);

“CDT Termination”

means confirmation that the CDT Contract has been terminated or is to be treated as having been terminated, in each case in connection with the purported termination of the CDT Contract by ČD Telematika a.s. in January 2016 and the proceedings related thereto;

“Change of Control Contract”

means: (i) the agreement at number 2.3.2 and 2.3.3 of the index of the DE Data Room at Annex 3 of the Disclosure Letter; (ii) the agreement at number 3.2 of the index of the DE Data Room at Annex 3 of the Disclosure Letter; and (iii) the agreement at document 6.3.8.5.1 of the “Clean Team Germany” section of the Data Room, and any renewals or replacements thereof;

“Claimants”	means the claimants pursuant to the Existing DE Litigation;

“Compensation Payment”	has the meaning set out in sub-clause 4.18 (Conditions);

“Completion”	means completion of the sale of the Shares under and in accordance with this Agreement;

“Completion Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Frankfurt, New York and Prague;

“Completion Business Warranties”	means the warranties set out in Schedule 16 (Completion Business Warranties);

“Completion Date”	means the date on which Completion takes place in accordance with sub-clause 7.1 (Completion);

“Completion Time”	means immediately prior to Completion;

“Czech Commercial Register”	means the Czech public register of companies incorporated in the Czech Republic and maintained by the relevant Czech court;

“Czech GAAP”	means the generally accepted accounting standards, principles and practices in the Czech Republic;

“CZ DTH Consideration”	has the meaning set out in paragraph 2.8 of Schedule Schedule 7;

“CZ Infrastructure Share Transfer Deed”	means the share transfer deed relating to the Liberty Global CZ Infrastructure Shares in the agreed form;

“CZ Notary”

means such notary public with offices in the Czech Republic and admitted as a notary public in accordance with the laws of the Czech Republic as may be nominated by the CZ Purchaser (following consultation with the CZ Seller);

“CZ Share Transfer Deed”	means the share transfer deed relating to the Liberty Global CZ Shares in the agreed form;

“Data Protection Indemnity”	means the indemnity set out in clause 9.11(B) (Undertakings and indemnities);

“Data Room”

means the electronic data room hosted by Merrill Corporation as at 10:07 BST on 7 May 2018 in respect of which an index is appended to the Disclosure Letter and an electronic copy of which has been provided by the Sellers to the Purchasers prior to entry into this Agreement;

“DE 2025 Senior Notes Indenture”

means the indenture dated as of 22 October 2014 in respect of the $900,000,000 6 1/8% Senior Notes due 2025 issued by the Liberty Global DE Target Company between, among others, the Liberty Global DE Target Company, the DE Security Trustee and the DE 2025 Senior Notes Indenture Trustee (as amended from time to time);

“DE 2025 Senior Notes Indenture Trustee”	means BNY Mellon Corporate Trustee Services Limited in its capacity as note trustee under the DE 2025 Senior Notes Indenture (and any successor, replacement or substitute from time to time);

“DE 2027 Senior Notes Indenture”

means the indenture dated as of 16 March 2015 in respect of the €700,000,000 3 3/4% Senior Notes due 2027 issued by the Liberty Global DE Target Company between, among others, the Liberty Global DE Target Company, the DE Security Trustee and the DE 2027 Senior Notes Indenture Trustee (as amended from time to time);

“DE 2027 Senior Notes Indenture Trustee”	means The Bank of New York Mellon, London Branch in its capacity as note trustee under the DE 2027 Senior Notes Indenture (and any successor, replacement or substitute from time to time);

“DE Data Room”

means the physical data room hosted by Freshfields Bruckhaus Deringer at its offices in Berlin on 27 April 2018, 28 April 2018, 30 April 2018, 2 May 2018, 3 May 2018, 7 May 2018 and 8 May 2018 in respect of which an index is appended to the Disclosure Letter and an electronic copy of the documents provided has been deposited with Dr. Nobert Impelmann (Notar) of Berwin Leighton Paisner (Germany) LLP, Potsdamer Platz 8, 10117, Berlin, Germany;

“DE Deed of Novation”	means the deed of novation relating to the novation of the DE Purchaser’s rights and obligations under this Agreement to a member of the Purchasers’ Group, in the agreed form;

“DE Litigation Defendants Group”	means the defendants under the Existing DE Litigation, the subsidiaries of any such defendants, the parent companies of any such defendants, and the subsidiaries of those parent companies;

“DE Notary”

means such notary public (Notar) with offices in Germany and admitted as a notary public in accordance with German law as may be nominated by the DE Purchaser (following discussion with the DE Seller);

“DE Security Documents”	has the meaning set out in sub-clause 6.20 (Pre-Completion Steps);

“DE Security Processes”	has the meaning set out in sub-clause 6.20 (Pre-Completion Steps);

“DE Security Trustee”

means Credit Suisse AG, London Branch, in its capacity as security trustee under each of the Liberty Global DE Share Pledges (and, in each case, any successor, replacement or substitute from time to time);

“DE Senior Notes Indenture Trustees”	means each of the DE 2025 Senior Notes Indenture Trustee and the DE 2027 Senior Notes Indenture Trustee;

“DE Share Transfer Deed”	means the share transfer deed relating to the Liberty Global DE Shares in the agreed form;

“Default Interest”

means interest at the rate of: (i) the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); plus (ii) two per cent.;

“Derivative”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Sellers to the Purchasers and delivered to the Purchasers prior to entry into this Agreement;

“DTH Business”

means the business carried on by DTH S.à r.l. or its affiliates in Luxembourg servicing customers in the Czech Republic, Hungary, Slovakia and Romania, being the Sellers’ Retained Groups’ “Direct to Home” provision of television programming via satellite directly to subscribers’ premises and associated telecommunications services under the freeSAT brand (in the Czech Republic and Slovakia), the UPC Direct brand (in Hungary) and the FocusSat brand (in Romania) and, for the avoidance of doubt, excluding the Liberty Global CZ Target Business, Liberty Global HU Target Business and Liberty Global RO Target Business;

“Effective Date”

means the last day of the month in which fulfilment of the condition set out in Schedule 1 (Condition to Completion) takes place, except that where such fulfilment occurs less than five Completion Business Days before the last day of a month, the Effective Date means the last day of the month following the month in which such condition is fulfilled (or, in any event, on such other date as may be agreed between the Sellers and the Purchasers);

“Effective Date Balance Sheet”	has the meaning set out in paragraph 1 of Part A of Schedule 9 (Post-Completion Financial Adjustments);

“Effective Date Statement Notice”	has the meaning set out in paragraph 2 of Part C of Schedule 9 (Post-Completion Financial Adjustments);

“Effective Date Statements”	has the meaning set out in paragraph 1 of Part C of Schedule 9 (Post-Completion Financial Adjustments);

“Effective Date Statements Date”	has the meaning set out in paragraph 1 of Part C of Schedule 9 (Post-Completion Financial Adjustments);

“Effective Time”	means 11:59 p.m. on the Effective Date;

“Escrow Agent”	means Scotiabank Europe plc (or such other financial institution operating in London who will provide an escrow account in London as the Purchasers and the Sellers may agree in writing);

“Estimated Consideration”	means the Agreed Enterprise Value:
(i) plus the Estimated Liberty Global DE Net Debt;

(ii) plus the Pre-Completion Liberty Global DE Working Capital Adjustment;

(iii) plus the Estimated Liberty Global CZ Net Debt;

(iv) plus the Pre-Completion Liberty Global CZ Working Capital Adjustment;

(v) plus the Estimated Liberty Global HU Net Debt;

(vi) plus the Pre-Completion Liberty Global HU Working Capital Adjustment;

(vii) plus the Estimated Liberty Global RO Net Debt;

(viii) plus the Pre-Completion Liberty Global RO Working Capital Adjustment;

“Estimated Inter-Company Trading Payable”	means the Sellers’ good faith estimate of each Inter-Company Trading Balance owed by any member of a Target Group as it will be at Completion;

“Estimated Inter-Company Trading Receivable”	means the Sellers’ good faith estimate of each Inter-Company Trading Balance owed by any member of the Sellers’ Group as it will be at Completion;

“Estimated Liberty Global CZ Net Debt”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global CZ Target Group will be at the Effective Time;

“Estimated Liberty Global CZ Working Capital”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global CZ Target Group will be at the Effective Time;

“Estimated Liberty Global DE Net Debt”	means the DE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global DE Target Group will be at the Effective Time;

“Estimated Liberty Global DE Working Capital”	means the DE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global DE Target Group will be at the Effective Time;

“Estimated Liberty Global HU Net Debt”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global HU Target Group will be as at the Effective Time;

“Estimated Liberty Global HU Working Capital”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global HU Target Group will be at the Effective Time;

“Estimated Liberty Global RO Net Debt”	means the CEE Seller and the RO Minority Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global RO Target Group will be at the Effective Time;

“Estimated Liberty Global RO Working Capital”	means the CEE Seller and the RO Minority Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global RO Target Group at the Effective Time;

“Estimated Transferring Inter-Company Loan Payable”	means the Sellers’ good faith estimate of each of the Transferring Inter-Company Loan Payables as it will be at Completion;

“Estimated Transferring Inter-Company Loan Receivable”	means the Sellers’ good faith estimate of each of the Transferring Inter-Company Loan Receivables as it will be at Completion;

“European Union State”	means any country or state which is a member of the European Union;

“Exchange Rate”

means, with respect to a particular currency, the spot rate of exchange (mid-point) for that currency into Euro at 4.00 p.m. London time on the Market Data Date as published by Bloomberg on the BFIX service;

“Existing Brand License”	means the agreements at documents 6.14.11 of the “Czech Republic” section, 6.14.3 and 6.14.37 of the “Hungary” section and 6.14.15 of the “Romania” section of the Data Room of the Data Room;

“Existing DE Litigation”	means the litigation described in folder 6.6.8 in the “Clean Team Germany” section of the Data Room;

“Existing DE Litigation Consideration”	means an amount in cash equal to 50 per cent of the aggregate of any Litigation Proceeds;

“Existing Revolving Credit Facilities”

means (a) the €420,000,000 senior facilities agreement and (b) the €80,000,000 super senior facilities agreement, in each case originally dated 25 July 2014 and as most recently amended and restated on 19 June 2017, and made between, among others, Unitymedia Hessen GmbH & Co. KG as the original borrower and The Bank of Nova Scotia as facility agent;

“fairly disclosed”

means, in relation to the Warranties and the Completion Business Warranties, disclosed in such a manner and with sufficient detail to enable the Purchasers to reasonably accurately assess the nature and scope of the fact, matter or other information disclosed;

“Feed-in Tariffs Litigation”

means the litigation (i) concerning payments owed by the public broadcasting companies for the year 2013, and in case of “arte” and “Deutschlandradio / Deutschlandfunk” for the years 2014 / 15, under feed-in contracts with Unitymedia NRW GmbH, Unitymedia Hessen GmbH & Co. KG and Unitymedia BW GmbH and (ii) between Unitymedia NRW GmbH, Unitymedia Hessen GmbH & Co. KG and Unitymedia BW GmbH as claimants and public broadcasting companies as defendants where the claimants requested a declaratory judgment that they are not obliged to transmit must-carry programmes without a feed-in contract and / or payment of feed-in fees, as set out in folder 6.6.4 of the “Germany” section of the Data Room;

“Final Consideration”	has the meaning set out in sub-clause 3.5 (Estimated Consideration);

“Final Determination”

in relation to the Existing DE Litigation, means that any Settlement has become unconditional or decision of a court has been given from which either no appeal lies or in respect of which no appeal has been made within the applicable time limit;

“Financing Facilities”

means any debt facilities, bonds, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other financial indebtedness;

“Firm”	has the meaning set out in paragraph 5 of Part C of Schedule 9 (Post-Completion Financial Adjustments);

“First Call Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“Fundamental Termination Warranties”

means the Warranties at:

(i)                                    paragraph 1 (Capacity of the Seller) (excluding paragraph 1.6), paragraphs 2.1 and 2.10 (Target Group structure and corporate matters), and paragraph 10 (Insolvency) (excluding paragraph 10.3) of Part A;

(ii) paragraph 1 of Part B (Warranties applicable to the DE Target Group) (excluding paragraphs 1.5 to 1.11 (inclusive));

(iii) paragraph 1 of Part C (Warranties applicable to the CZ Target Group) (excluding paragraphs 1.4 to 1.8 (inclusive));

(iv) paragraph 1 of Part D (Warranties applicable to the HU Target Group) (excluding paragraphs 1.6 to 1.8 (inclusive)); and

(v) paragraph 1 of Part E (Warranties applicable to the RO Target Group) (excluding paragraphs 1.5 and 1.6),

in each case, of Schedule 3 (Warranties);

“Fundamental Warranties”	means the Warranties at:

(i)                                    paragraphs 1 (Capacity of the Seller) (excluding paragraph 1.6), 2.1, 2.2, 2.3, 2.5, 2.7, and 2.10 (Target Group structure and corporate matters) and 10 (excluding paragraph 10.3) (Insolvency) of Part A;

(ii) paragraph 1 of Part B (Warranties applicable to the DE Target Group) (excluding paragraphs 1.5 and 1.8 (except limbs (i), (ii), (iii) and (v)) and 1.9 and 1.11 (inclusive));

(iii) paragraph 1 of Part C (Warranties applicable to the CZ Target Group) (excluding paragraphs 1.6 and 1.8);

(iv) paragraph 1 of Part D (Warranties applicable to the HU Target Group) (excluding paragraphs 1.6 and 1.8); and

(v) paragraph 1 of Part E (Warranties applicable to the RO Target Group) (excluding paragraph 1.5),

in each case, of Schedule 3 (Warranties);

“FVTPL Derivative Related Debt”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“FVTPL Derivative Related Debt Accrued Interest”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“GDPR”	means Regulation (EU) 2016/679 (General Data Protection Regulation);

“GDPR Regulator”	means any Governmental Entity responsible for enforcing GDPR;

“German Audit”	means the German tax audit ongoing as of the date of this Agreement in relation to years 2011 to 2014 in relation to certain members of the Liberty Global DE Target Group;

“German State Media Authority”	means a Landesmedienanstalt;

“Governmental Entity”

means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union and any Tax Authority;

“HC Derivative Related Debt”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“HFM Accounts”

means the unaudited HFM management accounts for the 12 month period ended on the Accounts Date comprising for the avoidance of doubt only the balance sheet, the income statement and the cash flow statement (on a consolidated basis to the extent applicable) from each of the following:

(i) the Liberty Global DE Target Group, set out in documents 3.1.17 and 3.1.18 of the “Germany” section and documents 3.1.1 of the “Clean Team Germany” section of the Data Room;

(ii) the Liberty Global CZ Target Group, set out in document 3.1.5 of the “Czech Republic” section and documents 3.1.1 and 3.1.6 of the “Clean Team Czech Republic” section of the Data Room;

(iii) the Liberty Global HU Target Group, set out in document 3.1.2 of the “Hungary” section and documents 3.1.1 and 3.1.3 of the “Clean Team Hungary” section of the Data Room; and

(iv) the Liberty Global RO Target Group, set out in document 3.1.3 of the “Romania” section and documents 3.1.1 and 3.1.3 of the “Clean Team Romania” section of the Data Room.

“Hungarian GAAP”	means the generally accepted accounting standards, principles and practices in Hungary;

“Hungarian Quota Transfer Declaration”	means the share transfer agreement amongst the CEE Seller and the HU Purchaser in respect of the sale and purchase of the Liberty Global HU Shares, in the agreed form;

“Indemnified Termination Costs”	has the meaning set out in clause 9.14 (Undertakings and indemnities);

“Information Technology”	means information technology services, software, computer hardware, network and telecommunications equipment;

“Intellectual Property”

means patents, trademarks, rights in designs, copyrights, domain names and database rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intellectual Property Assignment Agreement”	means the intellectual property assignment agreement between Liberty Global Europe Holding B.V. and the Liberty Global DE Target Company to be entered into at Completion in the agreed form;

“Inter-Company Loan Payables”

means, in relation to each member of a Target Group, any amounts owed by that member to any member of the Sellers’ Retained Group (which are not Inter-Company Trading Balances or Transferring Inter-Company Loan Payables), in each case together with accrued interest in the applicable currency, if any, up to the Effective Time on the terms of the applicable debt and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account of any additional amounts payable as a consequence of such withholding or deduction to the relevant member of the Sellers’ Retained Group;

“Inter-Company Loan Receivables”

means any amounts owed to any member of a Target Group by any member of the Sellers’ Retained Group (which are not Inter-Company Trading Balances or Transferring Inter-Company Loan Receivables), in each case together with accrued interest in the applicable currency, if any, up to the Effective Time on the terms of the applicable debt and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account of any additional amounts payable as a consequence of such withholding or deduction to the relevant member of the Target Group;

“Inter-Company Trading Balances”

means all amounts owed, outstanding or accrued in the ordinary course of trading, including any amounts in respect of VAT comprised in such amounts, as between any member of the Sellers’ Group and any member of a Target Group as at the Completion Time in respect of inter-company trading activity and the provision of services, facilities and benefits between them (and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account any additional amounts payable as a consequence of such withholding or deduction), excluding amounts due in respect of matters which have the characteristics of an intra-group loan;

“Intra-Group Arrangements”	has the meaning set out in clause 17.1 (Intra-Group Arrangements);

“Intra-Group Services Contracts”	means any Techtix Agreement and the Existing Brand License;

“KEK”	means the Kommission zur Ermittlung der Konzentration im Medienbereich;

“Leakage”

means (a) with respect to the DE Seller, any of the following items in relation to the Liberty Global DE Target Group; (b) with respect to the CEE Seller, any of the following items in relation to the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group; and (c) with respect to the RO Minority Seller, any of the following items in relation to the Liberty Global RO Target Group:

(i)                                    any dividend or distribution (whether in cash or in kind) declared, paid or made or agreed to be paid or made by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;

(ii)                                any payments made or agreed (whether in cash or in kind) to be made by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group in respect of any share capital of any member of that Target Group being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or redemption or purchase of shares) by any member of that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;

(iii)                            the assumption, indemnification or incurrence (including under any guarantee, indemnity or other security) of any liability by that Target Group to or for the benefit of the relevant Seller or any member of the Sellers’ Retained Group;

(iv) the payment or incurrence of any professional or third party fees by that Target Group in connection with the transactions contemplated by the Transaction Documents;

(v) the waiver, deferral or release by any member of that Target Group of any amount owed by the relevant Seller or any member of the Sellers’ Retained Group;

(vi) the incurrence of any additional financial indebtedness (whether though existing or new arrangements) by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;

(vii)                         any sale, transfer, surrender or other disposal (whether in whole or part) by, or waiver of any assets, rights or other benefits of, that Target Group for the benefit of the Seller or the Sellers’ Retained Group;

(viii)                     any transaction by a member of a Target Group with the relevant Seller or any member of the Sellers’ Retained Group (including the sale, purchase, transfer or disposal of any asset to such person);

(ix) any agreement or arrangement made or entered into by any member of that Target Group to do or give effect to any matter referred to in (i) to (viii) inclusive above; and

(x)                                 any Tax payable (at any time) by any member of that Target Group in respect of or in consequence of any of the matters referred to in paragraphs (a) to (e) inclusive above, save to the extent that the Tax is actually reduced by any Relief available to any member of that Target Group which arose before the Effective Time and was not reflected as an asset taken into account as “Cash”, “Debt” or “Working Capital” in the Completion Accounts but only to the extent that any member of the Target Group has actually obtained such Relief at the time payment is made by the relevant Seller to the relevant Purchaser under sub-clause 7.6 (Completion);

but, in each case, does not include Permitted Leakage;

“LG Accounting Manual”	means the Liberty Global Accounting Manual as it was at 31 December 2017, which is in accordance with US GAAP;

“Liberty Global Capex Shortfall”

means, in relation to each Target Group, the amount (if any) (excluding any amount in respect of VAT comprised therein) by which the Liberty Global Capex Spend in respect of that Target Group is less than the Target Liberty Global Capex Spend in respect of that Target Group;

“Liberty Global Capex Spend”

means, in relation to each Target Group, the aggregate amount of capital expenditure incurred and capitalised by members of that Target Group on the balance sheet of the relevant member of the Target Group in line with the accounting principles set out in Part A of Schedule 9 (Post-Completion Financial Adjustments) during the period from 1 April 2018 up to the Effective Time but excluding:

(i) in the case of each Target Group, expenditure relating to customer-premises equipment;

(ii) in the case of the Liberty Global DE Target Group only, of expenditure related to Level 4 upgrade capital expenditure;

(iii) in the case of the Liberty Global DE Target Group only, expenditure related to Business to Business customers;

(iv)                             in the case of each Target Group, centrally incurred expenditure by the Libra Retained Group which has been recharged to the relevant Target Group, unless such recharge results in an asset being recognised on the balance sheet of the relevant Target Group; and

(iv) in the case of each Target Group, expenditure related to the implementation of the Accenture GDPR Implementation Plan.

For the purposes of items (i), (ii) and (iii) above, the relevant expenditure shall be calculated on a consistent basis with the Budget and Long Range Plan.

“Liberty Global Cash”	means, in relation to each Target Group:

(i) the aggregate of its cash and its cash equivalents, including all interest accrued thereon, as per the reconciled cash book balance of the Target Group;

(ii) the aggregate of any Inter-Company Loan Receivables of that Target Group;

(iii) the aggregate of any Transferring Inter-Company Loan Receivables of that Target Group; and

(iv) (without double counting) the line items identified in the column headed “Cash” in the reference balance sheets referred to in Part B of Schedule 10 (Financial Adjustments: Amounts),

in each case, as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Cash shall exclude any amount included in the calculation of Liberty Global Debt or Liberty Global Working Capital for that Target Group;

“Liberty Global CEE Target Group”	means the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group (taken together);

“Liberty Global CZ Infrastructure Shares”

means 100% of the ownership interest in the Liberty Global CZ Infrastructure Target Company corresponding to the contribution to the registered capital of the Liberty Global CZ Infrastructure Target Company in the amount of CZK 116,781,600;

“Liberty Global CZ Infrastructure Target Company”	means UPC Infrastructure s.r.o., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global CZ Shares”

means 100% of the ownership interest in the Liberty Global CZ Target Company corresponding to the contribution to the registered capital of the Liberty Global CZ Target Company in the amount of CZK 116,781,600;

“Liberty Global CZ Target Business”

means the business carried on by the Liberty Global CZ Target Group in the Czech Republic, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in the Czech Republic but excluding the DTH Business;

“Liberty Global CZ Target Company”	means UPC Ceska republica s.r.o., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global CZ Target Group”

means the Liberty Global CZ Target Company, the Liberty Global CZ Infrastructure Target Company and all of their Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global DE Intercreditor Agreements”

means:

(i) the intercreditor agreement dated 20 November 2009 and made between, among others, the DE Seller, the Liberty Global DE Target Company and the DE Security Trustee (as amended from time to time); and

(ii) the intercreditor agreement dated 17 December 2014 and made between, among others, the DE Seller, the Liberty Global DE Target Company and the DE Security Trustee (as amended from time to time);

“Liberty Global DE Share Pledges”

means the junior-ranking share pledge agreements between, among others, the DE Seller and the DE Security Trustee dated: (i) 23 December 2015; and (ii) 16 December 2014, each as amended from time to time;

“Liberty Global DE Shares”	means the entire issued share capital of the Liberty Global DE Target Company;

“Liberty Global DE Target Business”

means the business carried on by the Liberty Global DE Target Group in Germany, being the Unitymedia business of operating, maintaining and providing fixed line, mobile and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Germany;

“Liberty Global DE Target Company”	means Unitymedia GmbH, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global DE Target Group”	means the Liberty Global DE Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global Debt”

means, in relation to each Target Group, the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party, or any member of the Sellers’ Retained Group, including:

(i) all outstanding principal and accrued and unpaid interest;

(ii)                                all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;

(iii) the aggregate of the Inter-Company Loan Payables of that Target Group;

(iv) the aggregate of any Transferring Inter-Company Loan Payables of that Target Group;

(v) vendor financing liabilities;

(vi) any Liberty Global Capex Shortfall;

(vii) an amount equal to any Leakage from (but excluding) the Effective Time to (and including Completion); and

(viii) (without double-counting) the line items identified in the column headed “Debt” in the reference balance sheets referred to in Part B of Schedule 10 (Financial Adjustments: Amounts),

in each case as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Debt shall exclude any amount included in the calculation of Liberty Global Cash or Liberty Global Working Capital for that Target Group;

“Liberty Global Existing Rights”	has the meaning set out in sub-clause 9.7 (Undertakings and indemnities);

“Liberty Global HU Shares”	means the quota comprising the entire issued share capital of the Liberty Global HU Target Company;

“Liberty Global HU Target Business”

means the business carried on by the Liberty Global HU Target Group in Hungary, being the UPC business of operating, maintaining and providing fixed line, mobile and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Hungary but excluding the DTH Business;

“Liberty Global HU Target Company”	means UPC Magyarorszag, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global HU Target Group”	means the Liberty Global HU Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global Net Debt”	means, in relation to each Target Group, the Liberty Global Cash less the Liberty Global Debt;

“Liberty Global Participants”	means those employees of the Target Groups who are articipants in the Liberty Global Share Schemes immediately prior to Completion;

“Liberty Global Pre-Completion Reorganisation”	has the meaning set out in sub-clause 6.1 (Pre-Completion steps);

“Liberty Global Quarterly Update”	has the meaning set out in sub-clause 3.1 (Estimated Consideration);

“Liberty Global RO External Services Shares”	means all of the shares in UPC External Services S.R.L. not owned by a member of the Liberty Global RO Target Group;

“Liberty Global RO Majority Shares”	means 23,672,400 shares in Liberty Global RO Target Company, which together with the Liberty Global RO Minority Shares comprise the entire issued share capital of the Liberty Global RO Target Company;

“Liberty Global RO Minority Shares”	means 27,600 shares in Liberty Global RO Target Company, which together with the Liberty Global RO Majority Shares comprise the entire issued share capital of the Liberty Global RO Target Company;

“Liberty Global RO Services Shares”	means all of the shares in UPC Services S.R.L. not owned by a member of the Liberty Global RO Target Group;

“Liberty Global RO Target Business”

means the business carried on by the Liberty Global RO Target Group in Romania, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Romania but excluding the DTH Business;

“Liberty Global RO Target Company”	means UPC Romania Srl, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global RO Target Group”	means the Liberty Global RO Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global Share Schemes”	means any share based incentive schemes which any member of the Sellers’ Group has in place from time to time;

“Liberty Global Shares”	means shares in the share capital of any member of the Sellers’ Group;

“Liberty Global Working Capital”

means in relation to each Target Group, the net total of the line items identified in the column headed “Working Capital”as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 (Financial Adjustments: Amounts) and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Working Capital shall exclude any amount included in the calculation of Liberty Global Cash or Liberty Global Debt for that Target Group. For the avoidance of doubt, Liberty Global Working Capital includes any Inter-Company Trading Balances;

“Litigation Proceeds”	has the meaning set out in paragraph 1 of Schedule 15 (Existing DE Litigation Consideration);

“Long Stop Date”	means:

(i) the date falling 18 months after the date of this Agreement; unless

(ii)                                commitments have been agreed by any of the Purchasers with a Relevant Regulatory Authority in relation to the fulfilment of the condition set out in Schedule 1 (Condition to Completion), the implementation of which requires a binding agreement to be entered into with a third party and approval of the terms of such agreement by the Relevant Regulatory Authority prior to the sale and purchase of the Shares pursuant to this Agreement, in which case “Long Stop Date” shall mean the date falling 24 months after the date of this Agreement;

“Major Contract”	means:

(i)                                    in the case of the Liberty Global DE Target Group, any written contract to which a member of the Liberty Global DE Target Group will be a party following the Pre-Completion Reorganisation with an actual or estimated spend or revenue in any one year in excess of €15,000,000; and

(ii)                                in the case of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, any written contract to which a member of those Target Groups will be a party following the Pre-Completion Reorganisation with an actual or estimated spend or revenue in any one year in excess of €2,000,000 million, in each case excluding any Financing Facility;

“Management Accounts”

means the unaudited monthly reports comprised of the profit and loss accounts of each of the Liberty Global DE Target Group (as set out in document 3.4.7 of the “Clean Team Germany” section of the Data Room), the Liberty Global CZ Target Group (as set out in document 3.1.13 of the “Clean Team Czech Republic” section of the Data Room), the Liberty Global HU Target Group (as set out in document 3.1.10 of the “Clean Team Hungary” section of the Data Room) and the Liberty Global RO Target Group (as set out in document 3.1.7 of the “Clean Team Romania” section of the Data Room) for the period commencing 1 January 2018 and ending 31 March 2018;

“Market Data Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“Material Contract”	means:

(i)                                    in the case of the Liberty Global DE Target Group, any written contract to which a member of the Liberty Global DE Target Group is party with an actual or estimated spend or revenue in any one year in excess of €10,000,000; and

(ii)                                in the case of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, any written contract to which a member of those Target Groups is party with an actual or estimated spend or revenue in any one year in excess of €1,500,000, in each case excluding any Financing Facility;

“Material Financing Facilities”	means:

(i) in the case of Financing Facilities of the Liberty Global DE Target Group, Financing Facilities with a principal amount exceeding €50,000,000; and

(ii)                                in the case of Financing Facilities of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, Financing Facilities with a principal amount exceeding €10,000,000;

“Material Licences”	has the meaning set out in paragraph 11.1 (Licenses) of Part A of Schedule 3;

“Material Litigation”	means:

(i)                                    in the case of the Liberty Global DE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €10,000,000;

(ii)                                in the case of the Liberty Global CEE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €1,500,000;

(iii) any criminal proceedings; and

(iv) any litigation, arbitration or other dispute resolution process commenced by a consumer association, where that may reasonably be expected to have a material adverse effect on the Target Group;

“Material MDU Contract”

means (i) the top 10 concession agreements of the Liberty Global DE Target Group with housing associations and (ii) the top 10 concessions agreements of the Liberty Global DE Target Group with level 4 operators and other carriers, in each case of (i) and (ii) relating to multi dwelling units and by revenue in 2017;

“Material Proceedings”

means:

(i)                                    in the case of the Liberty Global DE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €20,000,000;

(ii)                                in the case of the Liberty Global CEE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €3,500,000;

(iii) any criminal proceedings;

(iv) the Existing DE Litigation;

(v) the Feed-in Tariffs Litigation; and

(vi) any litigation, arbitration or other dispute resolution process commenced by a consumer association, where that may reasonably be expected to have a material adverse effect on the Target Group;

“Material RO Leases”	means leasehold Property leased by the Liberty Global RO Target Group with an annual rent in excess of €100,000 in each case at any point between the date of this Agreement and Completion;

“Merger Regulation”	has the meaning set out in paragraph 1 of Schedule 1 (Condition to Completion);

“Migration Escrow Account”

means the migration escrow account to be established at the Escrow Agent in the joint names of the Purchaser’s Representative and the Sellers’ Representative (or such other parties as the Purchasers and the Sellers may agree);

“Migration Escrow Agreement”	has the meaning set out in sub-clause 6.15 (“Pre-Completion Steps”);

“Migration Escrow Amount”

means €175,000,000 or in the event that not all Planning Milestones have been Achieved (as such terms are defined in Schedule 11 (Migration, Integration and Development Projects) of the Transitional Services Agreement on or before the Effective Date, €200,000,000;

“Migration Escrow Notice”	means a notice given by in accordance with paragraph 3 of Schedule 11 of the Transitional Services Agreement;

“Minimum Liquidity Agreement”

means the letter agreement to be entered into on or around the date of this Agreement amongst the Vodafone Guarantor, Vodafone Investments Luxembourg S.à r.l., the Liberty Global Guarantor, the DE Seller and the CEE Seller in relation to the liquidity of the Vodafone Guarantor;

“Minimum Service Levels”	has the meaning given in the Transitional Services Agreement;

“Network”	has the meaning set out in paragraph 16.1 of Schedule 3 (Warranties);

“New CEE Seller”	has the meaning set out in clause 21.4 (Assignment);

“Non-disclosure Agreement”	means the letter agreement (and amendment thereto) entered into and currently in force between the Vodafone Guarantor and Liberty Global Guarantor in connection with a potential transaction;

“Non-solicit employee”	means in respect of:

(i) each Target Group, any member of the management board of that Target Group;

(ii) the Liberty Global DE Target Group, any employee with a base annual salary (including any guaranteed bonus) of €125,000 or more;

(iii) the Liberty Global CZ Target Group, any employee with a base annual salary (including any guaranteed bonus) of €70,000 or more;

(iv) the Liberty Global HU Target Group, any employee with a base annual salary (including any guaranteed bonus) of €60,000 or more; and

(v) the Liberty Global RO Target Group, any employee with a base annual salary (including any guaranteed bonus) of €90,000 or more.

“Ongoing Security”

means the security granted over the shares of, or partnership interests in, members of the Liberty Global DE Target Group under the documents contained at documents 11.6.1.21 – 11.6.1.64, and 11.6.1.175 – 11.6.1.177, 11.11.1.1 – 11.11.1.6 and 11.6.14 of the “Germany” section of the Data Room;

“parent company”	means any company that in relation to another company (its “subsidiary”):

(i) holds a majority of the voting rights in the subsidiary;

(ii) is a member of the subsidiary and has the right to appoint or remove a majority of its board of directors;

(iii) is a member of the subsidiary and controls a majority of the voting rights in it under an agreement with the other members; or

(iv) has the right to exercise a dominant influence over the subsidiary under the subsidiary’s articles or a contract authorised by them,

in each case whether directly or indirectly through one or more companies;

“Pay Television Services”

means services providing television programming by means of a signal to paying subscribers who are provided with consumer premises equipment, and such signal being transmitted over a platform designed and operated for the specific purpose of transmitting such programming signal (excluding the activities described in sub-clauses (v) to (ix) of sub-clause 14.1(B) and not, for the avoidance of doubt, including any form of over-the-top (OTT) services);

“Pension Scheme”	means the pension schemes listed in Schedule 13 (Pension Schemes);

“Permitted Leakage”	means:

(i)                                    any payments to or transactions with a Seller or a member of the Sellers’ Retained Group under arrangements for the provision of services by the Sellers’ Retained Group to the relevant Target Group (excluding any payment under or in respect of any Techtix Agreement), provided that:

(a) such arrangement is on arms’ length terms;

(b)                                 such payments or transactions are made in the ordinary course of business and are consistent with the past practice of the relevant Target Group in the 12 months prior to the date of this Agreement; and

(c) such payments or transactions shall only constitute Permitted Leakage up to a maximum of €500,000 per day in aggregate in respect of all of the Target Groups; and]

(ii) any payments for any amounts accrued, reserved or provisioned for as Liberty Global Debt or in Liberty Global Working Capital;

(iii) any Leakage, to the extent that it is subsequently refunded to that Target Group on or prior to Completion;

(vi) any matter which the Purchasers and the Sellers agree in writing shall be Permitted Leakage from time to time; and

(vii) any Tax payable by any member of that Target Group in respect of or in consequence of the matters set out at (i) above.

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 4.13 (Conditions);

“Pre-Completion Liberty Global CZ Working Capital Adjustment”

means an amount equal to the difference between the Estimated Liberty Global CZ Working Capital and the Target Liberty Global CZ Working Capital and, if the Estimated Liberty Global CZ Working Capital is greater than the Target Liberty Global CZ Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global CZ Working Capital is less than the Target Liberty Global CZ Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global DE Working Capital Adjustment”

means an amount equal to the difference between the Estimated Liberty Global DE Working Capital and the Target Liberty Global DE Working Capital and, if the Estimated Liberty Global DE Working Capital is greater than the Target Liberty Global DE Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global DE Working Capital is less than the Target Liberty Global DE Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global HU Working Capital Adjustment”

means an amount equal to the difference between the Estimated Liberty Global HU Working Capital and the Target Liberty Global HU Working Capital and, if the Estimated Liberty Global HU Working Capital is greater than the Target Liberty Global HU Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global HU Working Capital is less than the Target Liberty Global HU Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global RO Working Capital Adjustment”

means an amount equal to the difference between the Estimated Liberty Global RO Working Capital and the Target Liberty Global RO Working Capital and, if the Estimated Liberty Global RO Working Capital is greater than the Target Liberty Global RO Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global RO Working Capital is less than the Target Liberty Global RO Working Capital, such amount shall be expressed as a negative number);

“Pre-contractual Statement”	has the meaning set out in sub-clause 24.3 (Entire agreement);

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means, in relation to any Relevant Property, the person referred to as the owner in Attachment 2 (Relevant Properties);

“Purchaser Regulatory Warranty	has the meaning set out in sub-clause 10.4 (Purchasers’ and Guarantors’ warranties);

“Purchaser Obligation”

means any representation, covenant, warranty, indemnity or undertaking to indemnify or pay an amount equal to the amount required to indemnify given by any Purchaser to any Seller under this Agreement or under the Tax Covenant;

“Purchasers’ Group”	means the Vodafone Guarantor and its subsidiaries and subsidiary undertakings from time to time, including following Completion the members of the Target Groups;

“Purchaser’s Relief”	has the meaning set out in the Tax Covenant;

“Purchaser’s Repayment”	has the meaning set out in the Tax Covenant;

“Purchasers’ Representative”	has the meaning set out in sub-clause 27.4 (Sellers’ Representative and Purchasers’ Representative);

“Regulatory Clean Team Agreement”	means the regulatory clean team confidentiality agreement entered into between the Vodafone Guarantor and the Liberty Global Guarantor on 19 April 2018;

“Relevant Period”	means:

(i) in respect of any member of the Liberty Global DE Target Group, five years before the Accounts Date;

(ii) in respect of any member of the Liberty Global CZ Target Group, three years before the Accounts Date;

(ii) in respect of any member of the Liberty Global HU Target Group, four years before the Accounts Date;

(ii) in respect of any member of the Liberty Global RO Target Group, three years before the Accounts Date;

“Relevant Property”	means the each of the Properties referred to in Attachment 2 (Relevant Properties);

“Relevant Regulatory Authority”

means the European Commission, the German Federal Cartel Office (Bundeskartellamt), the Office for the Protection of Competition (Úřad pro ochranu hospodářské soutěže) in the Czech Republic, the Hungarian Competition Authority and the Romanian Competition Council (Consiliul Concurentei);

“Relevant Target Group”	means: (i) in the case of any member of the Liberty Global DE Target Group, the Liberty Global DE Target Group; and

(ii) in the case of any member of the Liberty Global CZ Target Group, the Liberty Global HU Target Group or the Liberty Global RO Target Group, the Liberty Global CEE Target Group;

“Relief”	has the meaning set out in the Tax Covenant;

“Representatives”

means, in relation to a party, members of the Purchasers’ Group or Sellers’ Group (as applicable) and the directors, officers, employees, agents, advisers, accountants and consultants of that party and members of the Purchasers’ Group or Sellers’ Group (as applicable), provided they have been actively involved in the sale of the Shares or ancillary matters on behalf of the relevant party;

“Restricted Business”	has the meaning set out in sub-clause 14.1(B) (Protective Covenants);

“Romanian GAAP”	means the generally accepted accounting standards, principles and practices in Romania;

“Romanian Share Transfer Agreement”

means the share transfer agreement amongst the CEE Seller, the RO Minority Seller, the RO Majority Purchaser and the RO Minority Purchaser in respect of the sale and purchase of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares in the agreed form;

“Sellers’ Affiliate”

means any entity that is not a member of the Sellers’ Group but in respect of which a member of the Sellers’ Group holds more than 25% (but less than a majority) of the voting rights or rights to distributions;

“Sellers’ Affiliate Contract”	means any contract entered into between a member of the Target Groups and a Sellers’ Affiliate which is material to the Relevant Target Group;

“Seller Obligation”

means any representation, covenant, warranty, indemnity or undertaking to indemnify or pay an amount equal to the amount required to indemnify given by any Seller to any Purchaser under this Agreement or under the Tax Covenant;

“Sellers’ Group”	means the Liberty Global Guarantor and its subsidiaries and subsidiary undertakings from time to time, excluding following Completion the members of the Target Groups;

“Sellers’ Representative”	has the meaning set out in clause 27 (Sellers’ Representative and Purchasers’ Representative);

“Sellers’ Retained Group”	means Liberty Global plc and its subsidiaries and subsidiary undertakings from time to time, excluding the members of the Target Groups;

“Senior Employee”	means any member of the management board of any member of each Target Group and any employee of any member of each Target Group with a base annual salary of €150,000 or more;

“Separation”	has the meaning set out in Schedule 14 (Separation);

“Separation Document”

means documents 10.2.3 of the “Germany” section, 10.2.5 of the “Czech Republic” section, 10.2.5 of the “Hungary” Section, 10.2.5 of the “Romania” section, 4.3 and 4.4 of the “Corporate” section and 3.1, 3.2, 3.5, 3.6 and 3.8 of the “Clean Team Corporate” section of the Data Room;

“Service Document”	means a claim form, application notice, order or judgment;

“Settlement”	means any agreement, settlement or compromise with the Defendants in relation to the Existing DE Litigation or any discontinuation of the Existing DE Litigation;

“Share Purchase Documents”	means this Agreement and the Ancillary Documents;

“Shares”

means the Liberty Global DE Shares, the Liberty Global CZ Shares, the Liberty Global CZ Infrastructure Shares, the Liberty Global HU Shares, the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares;

“Slovakia Business”

means the business carried on by the Sellers’ Retained Group in Slovakia, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Slovakia but excluding the DTH Business;

“Smart Sourcing Consideration”	has the meaning set out in paragraph 1.1 of Schedule 7 (Liberty Global Pre-Completion Reorganisation);

“SPA Novation Agreement”	means the novation agreement substantially in the agreed form;

“Special Call Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“Specific Accounting Treatments”	has the meaning set out in paragraph 2 of Part A of Schedule 9 (Post-Completion Financial Adjustments);

“Subsidiary”

means at any relevant time any then subsidiary or subsidiary undertaking of a Target Company, basic information concerning each current subsidiary and subsidiary undertaking of each Target Company being set out in Part B of Attachment 1 (Basic information about the Subsidiaries);

“subsidiary”	has the meaning set out in the definition of “parent company”;

“subsidiary undertaking”	has the meaning set out in section 1162 of the UK Companies Act 2006;

“Target Businesses”

means the Liberty Global DE Target Business, the Liberty Global CZ Target Business, the Liberty Global HU Target Business and the Liberty Global RO Target Business and “Target Business” shall mean any of them;

“Target Companies”

means the Liberty Global DE Target Company, the Liberty Global CZ Target Company, the Liberty Global CZ Infrastructure Target Company, the Liberty Global HU Target Company and the Liberty Global RO Target Company and “Target Company” shall mean any of them;

“Target Groups”	means the Liberty Global DE Target Group, the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group and “Target Group” shall mean any of them;

“Target Liberty Global Capex Spend”	means, in relation to each Target Group, the Target Liberty Global Capex Spend set out in relation to that Target Group in Part D of Schedule 10 (Financial Adjustments: Amounts);

“Target Liberty Global CZ Working Capital”	means the amount set out as the Target Liberty Global CZ Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);

“Target Liberty Global DE Working Capital”	means the amount set out as the Target Liberty Global DE Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);

“Target Liberty Global HU Working Capital”	means the amount set out as the Target Liberty Global HU Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);

“Target Liberty Global RO Working Capital”	means the amount set out as the Target Liberty Global RO Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);

“Tax”	has the meaning set out in the Tax Covenant;

“Tax Authority”	has the meaning set out in the Tax Covenant;

“Tax Covenant”	means the Tax Covenant in the agreed form;

“Tax Matters”	has the meaning set out in the paragraph 9 of Schedule 5;

“Tax Period”	has the meaning set out in the Tax Covenant;

“Tax Return”	has the meaning set out in the Tax Covenant;

“Tax Warranties”	means the Warranties set out in paragraphs 23 to 32 of Part A of Schedule 3 (Warranties), and “Tax Warranty” shall be construed accordingly;

“Techtix Agreements”

means the agreements at 6.14.13 of the “Czech Republic” section, 6.14.2.1 and 6.14.2.5 of the “Germany” section, 6.14.1 and 6.14.35 of the “Hungary” section and 6.14.16, 6.14.28 and 6.14.29 of the “Romania” section of the Data Room;

“Telco Dispute”	has the meaning set out in the Tax Covenant;

“Territories”	means each of Germany, Romania, Hungary and the Czech Republic;

“Third Party Consent”	has the meaning set out in sub-clause 9.5 (Undertakings and indemnities);

“Third Party Guarantee”	has the meaning set out in sub-clause 9.1 (Undertakings and indemnities);

“Third Party Provisions”	has the meaning set out in clause 34 (Contracts (Rights of Third Parties) Act 1998);

“Third Party Right”

means any right to acquire, option or right of pre-emption or conversion or any mortgage, charge, encumbrance, pledge, lien, assignment, hypothecation, security interest, title retention, sub-participation or any other security agreement or arrangement or third party right or claim, or any agreement to create any of the above;

“Transferring Inter-Company Loan Payables”

means any amounts owed by a member of the Target Groups to a member of the Sellers’ Retained Group under each Transferring Inter-Company Loan Payables Agreement, in each case excluding any accrued interest up to the Completion Time;

“Transferring Inter-Company Loan Payables Agreements”	means the following loan agreements: (i) the master loan agreement between UPC Broadband Holding BV and the Liberty Global CZ Infrastructure Target Company dated 29 November 2016;

(ii) the master loan agreement between UPC Broadband Holding BV and the Liberty Global HU Target Company dated 1 July 2007 as amended and restated on 31 January 2017; and

(iii) the master loan agreement between UPC Broadband Holding BV and the Liberty Global RO Target Company dated 1 July 2007 as amended and restated on 31 January 2017;

“Transferring Inter-Company Loan Payables Transfer Agreement”	means each transfer agreement for the transfer and assignment of the Transferring Inter-Company Loan Payables Agreements, in the agreed form;

“Transferring Inter-Company Loan Receivable”

means the amounts owed by a member of the Sellers’ Retained Group to a member of the Target Group under the Transferring Inter-Company Loan Receivables Agreements, in each case excluding any accrued interest up to the Completion Time;

“Transferring Inter-Company Loan Receivable Agreement”	means: (i) the amended and restated master (loan) agreement in respect of UPC Germany Holding BV between Unitymedia Germany Holding BV and the Liberty Global DE Target Company dated 24 April 2018;

(ii) the amended and restated master (loan) agreement between UPC Germany Holding BV and the Liberty Global DE Target Company dated 31 December 2015;

(iii) the master (loan) agreement between the Liberty Global DE Target Company and UPC Germany Holding BV dated 30 June 2016; and

(iv) the master (loan) agreement between the Liberty Global DE Target Company and UPC Germany Holding BV as amended on 7 December 2016.

“Transferring Inter-Company Loan Receivable Transfer Agreement”	means the transfer agreement for the transfer and assignment of the Transferring Inter-Company Loan Receivables Agreements, in the agreed form;

“Transitional Services Agreement”	means the transitional services agreement between Liberty Global BV, the Vodafone Guarantor and members of the Purchasers’ Group to be entered into on or around Completion, in the agreed form;

“TSA Service Credit Escrow Account”

means the TSA service credit escrow account to be established at the Escrow Agent in the joint names of the Purchaser’s Representative and the Sellers’ Representative (or such other parties as the Purchasers and the Sellers may agree);

“TSA Service Credit Escrow Agreement”	has the meaning set out in sub-clause 6.15 (Pre-Completion steps);

“TSA Service Credit Escrow Amount”	means €130,000,000;

“TSA Service Credit Escrow Notice”	means a notice given by in accordance with paragraph 13 of the schedule 12 to the Transitional Services Agreement;

“TSA Services”	means the services set out in schedule 1 (Services) to the Transitional Services Agreement;

“US GAAP”	means the generally accepted accounting standards, principles and practices in the United States in effect as at 31 December 2017;

“Utility Tax”	means any tax levied in accordance with Hungarian Act CLXVIII of 2012;

“VAT”	means:

(i) any Tax charged in accordance with the Value Added Tax Act 1994, as may be amended or substituted from time to time;

(ii) within the European Union, any Tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(iii) outside the European Union, any Tax corresponding to, or substantially similar to, the Tax referred to in paragraphs (i) or (ii) of this definition.

“Vodafone CZ Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);

“Vodafone DE Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);

“Vodafone RO Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Sellers and “Warranty” shall be construed accordingly;

“Wider Corporate Effect Clause”

means a term of a contract or arrangement of the Target Group which affects or purports to affect agreements or arrangements with members of the corporate group of which the relevant Target Group counterparty forms part from time to time (other than, for the avoidance of doubt, in respect of other members of the Target Group);

“Works Councils”	has the meaning set out in sub-clause 6.13(A); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2                               In this Agreement, unless otherwise specified or the context otherwise requires:

(A)                               references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)                               references to any document in the “agreed form” means that document in a form agreed by the Sellers and the Purchasers and initialled for the purposes of identification on behalf of each of the Sellers and the Purchasers, as validly amended from time to time;

(C)                               the singular shall include the plural and vice versa, and use of any gender includes the other genders;

(D)                               except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in paragraph (i) or paragraph (ii) above, except to the extent that any of the matters referred to in paragraph (i) to paragraph (iii) above occurs after the date of this Agreement and increases or alters the liability of a Seller or a Purchaser under this Agreement;

(E)                                references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(F)                                 references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate (wherever incorporated), limited liability company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(G)                               any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(H)                              references to times are to Central European Time;

(I)                                   references to “costs” and/or “expenses” suffered or incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(J)                                   references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(K)                               references to “including” or “includes” shall mean including or includes without limitation;

(L)                                references to “greater” shall be construed so that, for example, 10 represents a greater amount than 5, and -5 represents a greater amount than -10;

(M)                            references to “less” shall be construed so that, for example, 5 represents a lesser amount than 10, and -10 represents a lesser amount than -5;

(N)                               references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)                               the table of contents and all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(P)                                 the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(Q)                               the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments;

(R)                               where an amount is expressed in sub-clause 5.2 or Schedule 6 in Euro and the parties need to know the equivalent amount in another currency, such amount shall be converted to an amount in such other currency as is required at the spot rate of exchange (mid-point) for that currency into Euro at 4.00pm London time on the date of this Agreement as published by Bloomberg on the BFIX service;

(S)                                 references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying on an after-Tax basis and where any undertaking to pay is given under this Agreement where the amount to be paid is calculated by reference to the amount that would be required to indemnify any person against any circumstance (including without limitation under clause 9) such amount shall be calculated on an after-Tax basis;

(T)                                any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)                                     any Tax required to be deducted or withheld from the Payment;

(ii)           the amount and timing of any additional Tax which becomes payable as a result of the Payment being subject to Tax; and

(iii)          the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person; and

(U)                               references in this Agreement to any person shall, when construing any provision in relation to VAT or amount in respect of VAT, be deemed at any time when such person is a member of a group for VAT purposes in relation to such VAT or amount in respect of VAT to include a reference, where appropriate, to any other member of such group for VAT purposes at such time.

2.                                      Sale and Purchase

2.1                               On and subject to the terms and conditions of this Agreement, at Completion:

(A)                               the DE Seller shall sell, and the DE Purchaser shall purchase, the Liberty Global DE Shares;

(B)                               the CEE Seller shall sell, and the CZ Purchaser shall purchase, the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares;

(C)                               the CEE Seller shall sell, and the HU Purchaser shall purchase, the Liberty Global HU Shares;

(D)                               the CEE Seller shall sell, and the RO Majority Purchaser shall purchase, the Liberty Global RO Majority Shares;

(E)                                the RO Minority Seller shall sell, and the RO Minority Purchaser shall purchase, the Liberty Global RO Minority Shares; and

(F)                                 the CEE Seller shall procure that UPC France BV shall sell, and the RO Majority Purchaser shall purchase, the Liberty Global RO Services Shares and the Liberty Global RO External Services Shares,

in each case free from Third Party Rights (save for any Ongoing Security in respect of the Liberty Global DE Shares) with effect from Completion and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares after Completion. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

2.2                               The Sellers shall procure that, on or prior to Completion, any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

3.                                      Estimated Consideration

3.1                               Prior to Completion, the Sellers undertake to keep the Purchasers reasonably informed of their estimates as to the Estimated Liberty Global DE Net Debt, the Pre-Completion Liberty Global DE Working Capital Adjustment, the Estimated Liberty Global CZ Net Debt, the Pre-Completion Liberty Global CZ Working Capital Adjustment, the Estimated Liberty Global HU Net Debt, the Pre-Completion Liberty Global HU Working Capital Adjustment, the Estimated Liberty Global RO Net Debt and the Pre-Completion Liberty Global RO Working Capital Adjustment including by:

(A)                               (unless the Purchasers agree otherwise) providing the Purchasers with updates within 15 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of the Sellers’ estimates as to the Liberty Global Net Debt and Liberty Global Working Capital of each Target Group as at the end of the relevant calendar quarter in the format set out in Part C of Schedule 10 (Financial Adjustments: Amounts), (together, a “Liberty Global Quarterly Update”) accompanied by reasonable supporting evidence for such estimates; and

(B)                               at the reasonable request of the Purchasers, meeting with the Purchasers’ representatives to discuss any Liberty Global Quarterly Update within 15 Business Days of such request.

3.2                               On the third Business Day following the date on which the condition listed in Schedule 1 (Condition to Completion) is fulfilled or such other date as the parties may agree, the Sellers shall notify the Purchasers of the Estimated Liberty Global DE Net Debt, the Pre- Completion Liberty Global DE Working Capital Adjustment, the Estimated Liberty Global CZ Net Debt, the Pre-Completion Liberty Global CZ Working Capital Adjustment, the

Estimated Liberty Global HU Net Debt, the Pre-Completion Liberty Global HU Working Capital Adjustment, the Estimated Liberty Global RO Net Debt and the Pre-Completion Liberty Global RO Working Capital Adjustment and of each of the Estimated Inter-Company Trading Payables, Estimated Inter-Company Trading Receivables, Estimated Inter-Company Loan Payables, Estimated Inter-Company Loan Receivables, Estimated Transferring Inter-Company Loan Payables and Estimated Transferring Inter-Company Loan Receivables in respect of each Target Group (in each case (a) all estimates being made in good faith, (b) estimated on a basis consistent with the provisions set out in Schedule 9 (Post-Completion Financial Adjustments), and (c) accompanied by reasonable supporting evidence for such estimates including an explanation of material movements since the last Liberty Global Quarterly Update).

3.3                               At Completion, the Purchasers shall pay to the Sellers an amount equal to the aggregate of the Estimated Consideration.

3.4                               Immediately following Completion, the Sellers shall pay:

(A)                               the Migration Escrow Amount into the Migration Escrow Account to be held in accordance with Schedule 17 (Escrows) and the Migration Escrow Agreement; and

(B)                               the TSA Service Credit Escrow Amount into the TSA Service Credit Escrow Account to be held in accordance with Schedule 17 (Escrows) and the TSA Service Credit Escrow Agreement.

3.5                               Following Completion, the Estimated Consideration shall be adjusted as set out in Schedule 9 (Post-Completion Financial Adjustments) and the “Final Consideration” shall be the Estimated Consideration as adjusted by any payments required to be made under Part D of Schedule 9 (Post-Completion Financial Adjustments), subject to further adjustment, if applicable, pursuant to sub-clauses 3.7 and 3.8.

3.6                               The parties agree to the terms of Schedule 12 (Consideration Allocation).

3.7                               Any payment to be made by a Purchaser to a Seller or by a Seller to a Purchaser, as the case may be, in respect of any Seller Obligation or any Purchaser Obligation shall be treated (so far as possible) as taking effect by way of an adjustment of the Final Consideration paid to that Seller by that Purchaser and to the extent of any excess shall be treated as taking effect by way of an adjustment of any remaining Final Consideration.

3.8                               The consideration payable by the DE Purchaser to the DE Seller in respect of the Liberty Global DE Shares in accordance with sub-clauses 3.3 and 3.6 (as adjusted in accordance with sub-clauses 3.5 and 3.7) shall (if applicable) be further adjusted after Completion by the DE Purchaser paying to the DE Seller any Existing DE Litigation Consideration in accordance with Schedule 15 (Existing DE Litigation Consideration).

4.                                      Conditions

4.1                               The sale and purchase of the Shares shall be conditional on the condition set out in Schedule 1 (Condition to Completion) having been fulfilled in accordance with this Agreement.

4.2                               The Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the condition set out in Schedule 1 (Condition to Completion) before the Long Stop Date and the Purchasers will notify the Sellers promptly of the fulfilment of such condition.

4.3                               The Purchasers shall accept, and the Vodafone Guarantor shall procure that each member of the Purchasers’ Group shall accept, such remedies and commitments as are required to satisfy the Purchasers’ obligations under sub-clause 4.2 (Conditions).

4.4                               Each of the Sellers and the Purchasers shall:

(A)                               cooperate in good faith regarding the preparation and filing of the notifications necessary for the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion); and

(B)                               use all reasonable endeavours to provide promptly all information that is requested pursuant to a request by any Relevant Regulatory Authority in connection with the transactions contemplated by the Share Purchase Documents.

4.5                               Each of the Sellers shall use all reasonable endeavours to promptly provide to the Purchasers such information relating to the Target Groups and assistance as may be reasonably requested by the Purchasers for the purposes of the preparation and filing of any submissions to be made to a Relevant Regulatory Authority in connection with the transactions contemplated by the Share Purchase Documents or the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion).

4.6                               The Purchasers shall:

(A)                               promptly inform the Sellers of any substantive communication or request for additional information from any Relevant Regulatory Authority;

(B)                               notify the Sellers sufficiently in advance of any substantive document or communication which it proposes to make or submit to any Relevant Regulatory Authority and:

(i)                                     provide the Sellers with copies of such substantive documents or communication in draft form, including any supporting documentation or information reasonably requested by the Sellers; and

(ii)                                  provide the Sellers with a reasonable opportunity to provide comments on such drafts prior to their submission and give reasonable consideration to those comments;

(C)                               give the Sellers prompt notice of and reasonable opportunity for the Sellers (or their representatives) to attend all meetings and telephone calls with any Relevant Regulatory Authority (except where the Relevant Regulatory Authority requests that the Sellers should not attend all or part of the meeting or the telephone call), provided that the Purchasers (and their representatives) shall lead all discussions at such meetings or telephone calls; and

(D)                               keep the Sellers promptly and fully informed as to the progress of any substantive communications, notifications or filings which are made with a view to obtaining the relevant consent, approval or action from each Relevant Regulatory Authority including openly copying the Sellers’ external anti-trust counsel on all written filings and other substantive correspondence with any Relevant Regulatory Authority.

4.7                               Nothing in sub-clauses 4.2 to 4.6 (Conditions) shall require any of the parties to provide another party with any competitively sensitive information other than in accordance with the Regulatory Clean Team Agreement.

4.8                               The Sellers shall not, and shall procure that each member of the Sellers’ Group shall not, without the prior written consent of the Purchasers (not to be unreasonably withheld or delayed), make any filings, notifications or submissions to, or have or make any material communication with or to, any Relevant Regulatory Authority in respect of the transactions contemplated by the Share Purchase Documents or the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion).

4.9                               Each of the Sellers and the Purchasers shall be responsible for the accuracy of the contents of any submissions to any Relevant Regulatory Authority that exclusively relate to itself or, in the case of the Sellers, the Sellers’ Group, or, in the case of the Purchasers, any member of the Purchasers’ Group.

4.10                        To the extent the Sellers and Purchasers are not already aware as a result of the participation in, or receipt of, communications with a Relevant Regulatory Authority by them or their respective representatives, each Seller and Purchaser undertakes to:

(A)                               promptly disclose in writing to the Purchasers or Sellers (as applicable) any indication of which it becomes aware following signing of the Agreement that, in its reasonable opinion, suggests a Relevant Regulatory Authority is reasonably likely to withhold its approval of, raise an objection to or impose any condition on or following the sale and purchase of the Shares pursuant to this Agreement; and

(B)                               provide any information that may be requested by any Purchaser or Seller where, in the reasonable opinion of the party providing the information, such information is necessary to assess the impact of any remedies or commitments that may be required to be made by the Purchasers in accordance with its obligations under sub-clauses 4.2 or 4.3 (Conditions).

4.11                        The Purchasers undertake that between the date of this Agreement and fulfilment of the condition set out in Schedule 1 (Condition to Completion) they will not, and shall procure that no member of the Purchasers’ Group will, either alone or acting in concert with others:

(A)                               acquire or offer to acquire (or cause another person acting on its behalf to acquire or offer to acquire); or

(B)                               execute any agreement (or cause another person acting on its behalf to execute any agreement), whether or not that agreement is conditional or unconditional, that, if completed, would result in the acquisition of, any company or business that competes with the business of the Target Groups or the Purchasers’ Group in the Territories where that acquisition could reasonably be expected to materially prejudice or delay, or result in the imposition of any condition in connection with, the fulfilment of the condition set out in Schedule 1 (Condition to Completion) by the Long Stop Date (or, if applicable, the Postponed Long Stop Date).

4.12                        The Sellers undertake that between the date of this Agreement and fulfilment of the condition set out in Schedule 1 (Condition to Completion) they shall procure that no member of the Target Groups will, either alone or acting in concert with others:

(A)                               acquire or offer to acquire (or cause another person acting on its behalf to acquire or offer to acquire); or

(B)                               execute any agreement (or cause another person acting on its behalf to execute any agreement), whether or not that agreement is conditional or unconditional, that, if completed, would result in the acquisition of, any company or business that competes with the business of the Target Groups where that acquisition could reasonably be expected to materially prejudice or delay, or result in the imposition of any condition in connection with, the fulfilment of the condition set out in Schedule 1 (Condition to Completion) by the Long Stop Date (or, if applicable, the Postponed Long Stop Date).

4.13                        If the condition set out in Schedule 1 (Condition to Completion) is not fulfilled on or before 5.00 p.m. on the Long Stop Date then the Sellers and the Purchasers may postpone the Long Stop Date by agreement between them in writing (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

4.14                        If, in the circumstances set out in sub-clause 4.13 (Conditions), either:

(A)                               the Long Stop Date is not postponed; or

(B)                               the condition set out in Schedule 1 (Condition to Completion) remains to be fulfilled by 5.00 p.m. on the Postponed Long Stop Date,

subject to sub-clauses 4.16 and 4.17 (Conditions), this Agreement shall be capable of termination by the Sellers or the Purchasers immediately on written notice to the other parties, provided that:

(i)                                     the Purchasers shall not be entitled to terminate this Agreement pursuant to this sub-clause 4.14 (Conditions) if any of the Purchasers have breached any of their obligations under:

(a)                                 sub-clauses 4.2 and/or 4.3 (Conditions); or

(b)                                 sub-clauses 4.4, 4.10 and/or 4.11 (Conditions) (interpreted in accordance with sub-clause 4.7 (Conditions)) where such breach or breaches directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled by the Long Stop Date or Postponed Long Stop Date (as applicable); and

(ii)                                  the Sellers shall not be entitled to terminate this Agreement pursuant to this sub-clause 4.14 (Conditions) if any of the Sellers have breached any of their obligations under sub-clauses 4.4, 4.5, 4.8 and/or 4.12 (Conditions) (interpreted in accordance with sub-clause 4.7 (Conditions)) and such breach or breaches directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled by the Long Stop Date or Postponed Long Stop Date (as applicable), and provided further that sub-clauses (i) and (ii) above shall only apply to the Purchasers and the Sellers (as applicable) if: (A) the Sellers (in the case of sub-clause (i)) or the Purchasers (in the case of sub-clause (ii)) have notified the Purchasers or the Sellers (as applicable) in writing as soon as reasonably practicable following becoming aware of any relevant breach; and (B) the Purchasers (in the case of sub-clause (i)) and the Sellers (in the case of sub-clause (ii)) have had a reasonable period of not less than 10 Business Days or, if shorter, the period between the date of notice in (A) and the Long Stop Date or Postponed Long Stop Date (as applicable) in which to remedy any relevant breach and have failed to do so.

4.15                        The Sellers, with the prior written consent of the Purchasers (not to be unreasonably withheld or delayed), or the Purchasers, with the prior written consent of the Sellers (not to be unreasonably withheld or delayed), may terminate this Agreement immediately at any time prior to Completion if, in the reasonable opinion of the Sellers or the Purchasers (as applicable), the condition set out in Schedule 1 (Condition to Completion) will not be fulfilled in accordance with the terms of this Agreement.

4.16                        If:

(A)                               the European Commission has issued a decision under the Merger Regulation declaring the transactions set out in the Share Purchase Documents incompatible with the internal market; and/or

(B)                               if any aspect of the transactions set out in the Share Purchase Documents is referred to a competent authority of a European Union State or more than one such competent authorities under Article 4(4) or Article 9 of the Merger Regulation and if any such competent authority has issued a decision that the transactions set out in the Share Purchase Documents may not proceed, in each case, this Agreement shall be capable of termination by the Sellers or the Purchasers immediately on written notice to the other parties.

4.17                        If this Agreement terminates in accordance with sub-clauses 4.14, 4.15 or 4.16 (Conditions), and without limiting any party’s rights to claim damages in respect of the period prior to termination, all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 4.17 and 4.18 (Conditions) and clauses 1 (Interpretation), and 20 (No double recovery) to 37 (Agent for service) inclusive, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.18                        If this Agreement terminates pursuant to sub-clauses 4.14, 4.15 or 4.16 (Conditions), the Purchasers shall pay to the Liberty Global Guarantor (or such other entity to act as nominee for the Liberty Global Guarantor incorporated and tax resident in the UK as the Sellers may notify to the Purchasers two or more Business Days in advance of such payment being due) by way of compensation for any loss suffered an amount equal to €250,000,000 (the “Compensation Payment”) in accordance with sub-clause 4.19 (Conditions) and clause 31 (Payments) within five Business Days of the Compensation Payment becoming payable unless the failure by the Sellers to comply with their obligations under sub-clauses 4.4, 4.5, 4.8 and/or 4.12 (Conditions) (interpreted in accordance with sub-clause 4.7) directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled and provided that: (A) the Purchasers have notified the Sellers in writing promptly following becoming aware of any relevant breach; and (B) the Sellers have had a reasonable period (of not less than 30 days (or, if shorter, the period between the date of notice under (A) and the Long Stop Date or Postponed Long Stop Date (as applicable)) in which to remedy any relevant breach and failed to do so.

4.19                        The parties anticipate that the Compensation Payment, if paid, being compensatory in nature, shall not be treated in whole or in part as consideration for a supply for VAT purposes, and the parties shall use reasonable endeavours to procure that, if such amount becomes payable, it will not be treated as consideration for a supply for VAT purposes. If, however, the Compensation Payment is treated by any Tax Authority to be in whole or in part consideration for a taxable supply then the Compensation Payment shall be exclusive of applicable VAT and each Purchaser that made a payment in respect of any part of the Compensation Payment in accordance with sub-clause 4.18 (Conditions) above shall (to the extent that the Liberty Global Guarantor or other relevant recipient is required to account for any VAT incurred in respect of such payment to a Tax Authority), on receipt of a valid VAT invoice, pay to the Liberty Global Guarantor or other relevant recipient the amount of any such VAT together with any interest or penalties incurred by the Liberty Global Guarantor (but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Liberty Global Guarantor in accounting for such VAT to a Tax Authority after the Purchasers have accounted to the Liberty Global Guarantor for an amount equal to such VAT pursuant to this sub-clause 4.19).

5.                                      Conduct of business before Completion

5.1                               Subject to applicable law and to sub-clause 5.2 (Conduct of business before Completion), the: (i) DE Seller shall procure that no member of the Liberty Global DE Target Group will; (ii) CEE Seller shall procure that no member of the Liberty Global CZ Target Group or the Liberty Global HU Target Group will; and (iii) the CEE Seller and the RO Minority Seller shall procure that no member of the Liberty Global RO Target Group will, in each case between the date of this Agreement and Completion:

(A)                               undertake any act which is, in any material respect, outside the ordinary course of the business of such Target Group member as carried on at the date of this Agreement; or

(B)                               undertake any of the acts or matters listed in Schedule 6 (Conduct of business before Completion),

in each case, without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed), which consent states that it is being given for the purposes of this sub-clause 5.1 (Conduct of business before Completion).

5.2                               Neither sub-clause 5.1 (Conduct of business before Completion) nor Schedule 6 (Conduct of business before Completion) shall operate so as to restrict or prevent:

(A)                               implementation of the Liberty Global Pre-Completion Reorganisation in accordance with sub-clause 6.1 (Pre-Completion Steps) and implementation of Separation in accordance with Schedule 14 (Separation);

(B)                               any matter reasonably undertaken by any member of the Sellers’ Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the relevant Target Group (and of which the Purchasers will be notified as soon as reasonably practicable);

(C)                               any matter, other than those restricted by paragraphs (X) to (BB) of Schedule 6 (Conduct of Business before Completion) to the extent that it is provided for in the 2018 Budget or that the Sellers can demonstrate, to the reasonable satisfaction of the Purchasers, that it was taken into account in the preparation of the 2018 Budget;

(D)                               completion or performance of any obligation undertaken pursuant to or in connection with any contract or arrangement entered into by or relating to any member of a Target Group before the date of this Agreement and on arm’s length terms in the ordinary course of business;

(E)                                any matter provided for in, or undertaken pursuant to or in connection with, any contract or arrangement entered into between any member of the Target Group and any member of the Sellers’ Group before the date of this Agreement which has been fairly disclosed in the section of the Data Room relating to that Target Group;

(F)                                 the incurrence of financial indebtedness:

(i)            under the Existing Revolving Credit Facilities, including any borrowing of new loans, repayments and reborrowing of amounts available thereunder;

(ii)           under additional revolving credit loans, term loans, letters of credit and/or ancillary facilities under one or more Financing Facilities in an aggregate principal amount in respect of all Target Groups not to exceed €1,000,000,000 (equivalent), provided that any such loans are repayable or prepayable at a price not to exceed 100% of the aggregate principal amount thereof, or within six months of the date of such agreement or date of funding, as applicable, at a price not to exceed 101% of the aggregate principal amount thereof;

(iii)          under additional revolving credit loans, term loans, letters of credit and/or ancillary facilities under one or more Financing Facilities in connection with the refinancing, repayment, prepayment, amendment or other modification of any indebtedness of the Target Groups incurred and outstanding under revolving credit loans, term loans, letters of credit and/or ancillary facilities (a “Refinancing”); provided that, in the case of this sub-clause 5.2(F)(iii):

(a)                                 either:

(1)                                 the price or margin of the revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing is lower than the price or margin of such revolving credit loans, term loans, letters of credit and/or ancillary facilities being so refinanced, repaid, prepaid, amended or otherwise modified; or

(2)                                 the maturity of the revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing is later, and the price or margin of such revolving credit loans, term loans, letters of credit and/or ancillary facilities is equal to or lower, than the maturity and price or margin, as applicable, of such revolving credit loans, term loans, letters of credit and/or ancillary facilities being so refinanced, repaid, prepaid, amended or otherwise modified;

and

(b)                                 any revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing are repayable or prepayable at a price not to exceed 100% of the aggregate principal amount thereof, or within six months of the date of such agreement or date of funding, as applicable, at a price not to exceed 101% of the aggregate principal amount thereof, and, in each case, any matter related to the preparation for, or the implementation of, such incurrence;

(G)                               any matter related to the preparation for the incurrence of financial indebtedness under bonds, and/or indentures approved pursuant to sub-clause 5.1 (Conduct of business before Completion);

(H)                              the entry into, amendment, modification, extension, novation or termination of any Derivative in a manner consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement and including, for the avoidance of doubt, any novation of parties, the addition of new counterparties and entry into new ISDA agreements except as restricted under paragraph (BB) of Schedule 6 unless approved pursuant to sub-clause 5.1 (Conduct of business before Completion);

(I)                                   any vendor financing with a maturity of 360 days or less and the entry into any amendment, modification or termination of any vendor financing arrangement, provided that any such vendor financing, or any such amendment, modification or termination of any vendor financing arrangement, is consistent with the vendor financing arrangements utilised by the relevant Target Group in the 12 months prior to the date of this Agreement;

(J)                                   the entry into, completion or performance of any obligation under or in connection with any operational or capital lease (but excluding any lease entered into as part of any sale and leaseback arrangements) and any amendment, modification, assignment or termination thereof or waiver thereunder entered into in the ordinary course of business consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement;

(K)                               any ordinary course cash management activities by members of the Target Group or the Seller’s Group as at the date of this Agreement, including upstreaming and downstreaming of funds by way of inter-company loans, dividends, distributions and equity contributions within each Target Group or between members of the Target Groups and members of the Sellers’ Group;

(L)                                the entry into any amendments or modifications of any Financing Facilities of the Target Groups, except any amendment or modification which has the effect of (i) increasing the aggregate principal amount of financial indebtedness outstanding under such Financing Facility, (ii) increasing the price or margin of such Financing Facility (including the value of any premium payable upon an early repayment or prepayment of such Financing Facility); or (iii) reducing the maturity date of such Financing Facilities;

(M)                            except to the extent restricted by paragraph (N) of Schedule 6 (Conduct of Business before Completion) any increase in emoluments of any category of employees of any member of a Target Group linked to inflation or prevailing employment market conditions or carried out as part of an annual review process consistent with past practice;

(N)                               any increase in the proportion of variable compensation (versus base salary) for any employee where such amendment does not increase in aggregate the emoluments payable to such employee;

(O)                               the granting or payment of any transaction or retention bonuses to management or any employee of any member of a Target Group in connection with the implementation of the transactions set out in the Share Purchase Documents to the extent they are provided for in the Agreed Management Retention Arrangements or any amendments or additions thereto in accordance with sub-clause 9.9 (Undertakings and indemnities);

(P)                                 the payment of any Tax liability, the due date for payment of which falls on or before the Completion Date, or the utilisation or set-off of any Tax relief where, but for such utilisation or set-off, any Tax liability would have arisen of which the due date of payment would have fallen on or before the Completion Date;

(Q)                               a payment to a member of the Sellers’ Group to reimburse a payment of any Tax liability made on behalf of a member of the Target Group, where the due date for payment to the Sellers’ Group member falls on or before the Completion Date to the extent that the Tax liability is attributable to that member of the Target Group;

(R)                               the conduct, or settlement in respect, of the Existing DE Litigation, provided that:

(i)            no rights or benefits of any member of the Liberty Global DE Target Group in respect of the Existing DE Litigation may be assigned or otherwise transferred or granted to any person; and

(ii)           any settlement or other agreement in respect of the Existing DE Litigation shall not adversely change or affect the terms of any ongoing arrangements between any member of the Liberty Global DE Target Group and any member of the DE Litigation Defendants Group where the adverse effect is on any member of the Liberty Global DE Target Group (and save for any de minimis changes);

(S)                                 the conduct, or settlement in respect, of the Feed-in Tariffs Litigation, provided that:

(i)            no rights or benefits of any member of the Liberty Global DE Target Group in respect of the Feed-in Tariffs Litigation may be assigned or otherwise transferred or granted to any person; and

(ii)           any settlement or other agreement in respect of the Feed-in Tariffs Litigation is effected in the best interests of the Liberty Global DE Target Group;

(T)                                the conduct or settlement of the Telco Dispute;

(U)                               any other matter required or expressly permitted by the Share Purchase Documents; or

(V)                               any matter required to be undertaken in order to comply with any law or regulation (including the requirements of any relevant Governmental Entity).

5.3                               Notwithstanding the provisions of clause 26 (Notices) and 27 (Sellers’ Representative and Purchasers’ Representative), any request for consent under sub-clause 5.1 (Conduct of business before Completion) shall be made only by e-mail to any two of the following email addresses:

(A)                               pierre.klotz@vodafone.com;

(B)                               michael.bird@vodafone.com;

(C)                               anthony.kokinakis@vodafone.com;

(D)                               alexander.deacon@vodafone.com;

(E)                                nick.woodrow@vodafone.com; and

(F)                                 any Additional Vodafone Persons notified to the Sellers at least three Business Days before the date on which the relevant consent or notice is made,

and copied to:

(i)                                     roland.turnill@slaughterandmay.com;

(ii)                                  susannah.macknay@slaughterandmay.com;

(iii)                               james.cook@slaughterandmay.com; and

(iv)                              claire.jeffs@slaughterandmay.com.

5.4                               The consent of the Purchasers for the purposes of sub-clause 5.1 (Conduct of business before Completion) may only be given from any of the e-mail addresses identified in sub-clauses 5.3(A) to 5.3(F) (Conduct of business before Completion).

5.5                               From time to time, the Purchasers may notify the Sellers of other e-mail addresses for the purposes of sub-clause 5.3 (each an “Additional Vodafone Person”), provided that the relevant individual to whom the e-mail address relates is employed by the Purchasers’ Group at the group level and has no operational or other decision making role in the Territories. The Purchasers shall notify the Sellers of one Additional Vodafone Person promptly following any of the individuals identified in sub-clauses 5.3(A) to 5.3(E) (Conduct of business before Completion) or any Additional Vodafone Person ceasing to be employed by any member of the Purchasers’ Group.

5.6                               Consent under sub-clause 5.1 (Conduct of business before Completion) shall be deemed to have been given to the relevant Seller if such consent has neither been granted nor denied by the Purchasers within 10 Business Days of the relevant Seller making a request for consent in accordance with sub-clause 5.3 (Conduct of business before Completion).

5.7                               Without prejudice to clause 29 (Confidentiality), the parties agree that any information to be communicated to the Purchasers as a basis for the exercise of any consent right pursuant to sub-clause 5.3 (Conduct of business before Completion):

(A)                               shall be held in confidence by the Purchasers and used exclusively for the purpose of preserving the value of the Target Groups; and

(B)                               where necessary, shall be communicated in accordance with appropriate clean team arrangements.

5.8                               Subject to sub-clause 5.9 (Conduct of Business before Completion), the: (i) DE Seller shall procure that the Liberty Global DE Target Group will; (ii) CEE Seller shall procure that each of the Liberty Global CZ Target Group and the Liberty Global HU Target Group will; and (iii) the CEE Seller and the RO Minority Seller shall procure that the Liberty Global RO Target Group will, in each case between the date of this Agreement and Completion:

(A)                               comply with applicable law so far as material to the Relevant Target Group;

(B)                               operate, maintain and invest in the telecommunication, cable and signal distribution networks and systems which are operated for the purposes of its business (the “Business Network”) and any necessary associated software (owned by or licensed to any member of the Target Group or provider of the Business Network) in a manner materially consistent with the Budget and Long Range Plan of that Target Group and otherwise materially in accordance with the Target Group’s past practice in the 12 months prior to the date of this Agreement, including (for the avoidance of doubt) complying with the terms of any of the Target Group’s agreements with Deutsche Telekom AG (and its affiliates) relating to the construction, lease, upgrade, service and maintenance of telecommunication lines and related infrastructure (such as cable ducts);

(C)                               in relation to the Information Technology owned by, or used by, or for the benefit of, the Target Group:

(i)                                     operate, maintain and invest in such Information Technology in a manner materially consistent with the 2018 Budget and Long Range Plan and otherwise in a manner which is consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement; and

(ii)                                  implement technical and organisational measures for the purpose of ensuring the security and integrity of all such Information Technology in accordance with the Target Group’s past practice in the 12 months prior to the date of this Agreement.

5.9                               Sub-clause 5.8 (Conduct of Business before Completion) shall not operate so as to restrict or prevent the matters set out in sub-clauses 5.2(A) and 5.2(B) or any matter required by the Share Purchase Documents.

5.10                        No Seller shall be liable for any claim for breach of sub-clause 5.8 (Conduct of Business before Completion) or the Completion Business Warranties to the extent that any damage or loss to the Target Groups and the Purchasers’ Group resulting from such breach is remedied prior to Completion at no cost to the Target Groups or the Purchasers’ Group (unless such cost is paid by the Target Groups prior to the Effective Time or is provided for as Liberty Global Debt or in Liberty Global Working Capital). The Purchasers shall, and shall procure that any relevant member of the Target Group shall, take all reasonable steps following Completion to mitigate any damage or loss that may result from any claim or complaint against, or regulatory investigation of, or any potential claim or complaint against, or potential regulatory investigation of, any member of the Target Group or the Purchasers’ Group that may reasonably be likely to result in a claim by the Purchasers for breach of sub-clause 5.8 (Conduct of Business before Completion).

5.11                        To the extent permitted by applicable law, each Seller undertakes, subject to the implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), to keep the Purchasers reasonably informed of the Target Groups’ trading updates prior to Completion including (unless otherwise agreed between the Sellers and the Purchasers):

(A)                               providing the Purchasers with copies of its Target Group’s monthly management accounts and key KPIs within 15 Business Days of the end of each calendar month, substantially in the form of:

(i)                                     the “CAR Level 1” financial reports at documents 3.2.1 of the “Germany” section, 3.2.1 of the “Clean Team Hungary” section, 3.2.1 of the “Clean Team Czech Republic” section, and 3.2.1 of the “Clean Team Romania” section of the Data Room;

(ii)                                  in respect of the Liberty Global DE Target Group, the financial information set out at documents 3.1.1 of the “Clean Team Germany” and 3.1.17 of the “Germany” section of the Data Room; and

(B)                               at the reasonable request of the Purchasers, meeting with the Purchasers’ representatives no more frequently than once each quarter-year to discuss such management accounts and KPIs.

5.12                        To the extent permitted by applicable competition law, the Sellers undertake, subject to implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), that, prior to Completion, they shall and shall procure that the Target Groups shall provide such cooperation and assistance (including the provision of information and making available employees of the Sellers’ Group for meetings) as the Purchasers may reasonably request for the purposes of:

(A)                               planning in respect of (but not implementation of) the integration of the Target Groups with the Purchasers’ Group (including the re-branding of the Target Business with the brand of the Purchasers’ Group), provided that the provision of such cooperation and assistance in that respect does not materially disrupt the day to day running of the Target Business;

(B)                               developing and (with the prior written consent of the Sellers, not to be unreasonably withheld or delayed) implementing arrangements to retain the Target Groups’ employees post-Completion;

(C)                               post-Completion planning in respect of the Financing Facilities of the Purchasers’ Group and the Target Groups, including assistance with arranging discussions regarding this between the Purchasers’ Group and the relevant financing providers and bond or security trustees; and

(D)                               communications with ratings agencies in respect of the status of the Purchasers’ Group following Completion (provided that all such communications which contain confidential information relating to the Target Groups are made with the prior written consent of the Sellers, not to be unreasonably withheld or delayed), provided that any such information provided by the Sellers to the Purchasers shall not be used for any purpose other than as above (including to conduct further due diligence in relation to the Target Groups).

5.13                        The Sellers undertake to, prior to Completion, to the extent permitted by applicable law and subject to implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), provide the Purchasers with the monthly actual outstanding vendor financing and Derivative balances of the Target Groups within 10 Business Days after such balances become available.

5.14                        The Sellers undertake to, prior to Completion, subject to the implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), provide the Purchasers with copies of any written communication between the Target Groups and any of: (i) the National Media and Infocommunications Authority of Hungary; (ii) the Hungarian Competition Authority; (iii) the Romanian National Audiovisual Council; (iv) any German State Media Authority; (v) the KEK; and (vi) the Czech Telecommunication Office, in each case where such communication is material to that Target Group.

5.15                        In the event of the occurrence of any transaction or event described in sub-clauses 5.2(F)(i), 5.2(F)(ii), 5.2(F)(iii) and 5.2(H) after the date of this Agreement up to and including Completion, the Sellers shall within 10 Business Days of such occurrence inform the Purchasers of such and provide such information in relation thereto as is reasonably requested by the Purchasers; provided that, in the case of sub-clause 5.2(H), where such event relates to the entry into any Derivative with an aggregate notional value greater than €200 million (equivalent), the Sellers shall inform the Purchasers of such and provide such information promptly thereafter.

6.                                      Pre-Completion Steps

Liberty Global Pre-Completion Reorganisation

6.1                               Before Completion, the Sellers shall carry out the pre-Completion steps (or procure that such steps are carried out) set out in, and in accordance with, Schedule 7 (Liberty Global Pre-Completion Reorganisation) (together, and including any approved amendments and additional actions, the “Liberty Global Pre-Completion Reorganisation”) subject to such amendments and additional actions as may be notified from time to time by the Sellers to the Purchasers and approved by the Purchasers (such approval not to be unreasonably withheld or delayed). The parties agree that it would be unreasonable for the Purchasers to withhold or delay their consent where the proposed amendments are required (in the reasonable opinion of the Sellers) as a result of changes in law, provided that the proposed amendment or additional action is not prejudicial to the interests of the Purchasers (taking into account that the Purchasers will own the Target Groups following Completion).

Regulatory submissions — Germany

6.2                               The DE Seller shall procure that the Liberty Global DE Target Company submits a notification to any relevant German State Media Authority promptly following receipt by the DE Seller of written notice from the DE Purchaser requesting such notification (such notice to include all information which the DE Purchaser reasonably considers to be necessary for the DE Seller to complete such notification) and receipt of such information as is subsequently requested by the DE Seller pursuant to clause 6.3(A)(i) and procure that the Liberty Global DE Target Company responds to any further requests for information from the German State Media Authority or the KEK as soon as reasonably practicable.

6.3                               Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)                               the DE Purchaser shall as soon as reasonably practicable, provide to the DE Seller all information that is reasonably requested by the DE Seller in relation to (i) any notifications to a German State Media Authority or the KEK or (ii) any subsequent requests for information from a German State Media Authority or the KEK; and

(B)                               the DE Seller shall provide such information relating to the notification process and any subsequent review by a German State Media Authority or the KEK as the DE Purchaser may reasonably request, including copies of all substantive written communications with any German State Media Authority or the KEK in relation to such notification process.

Regulatory submissions — Czech Republic

6.4                               The CEE Seller shall procure the filing of the request for registration of the proposed transfer of the Liberty Global CZ Shares pursuant to this Agreement with the Czech Council for Radio and TV Broadcasting (Rada pro rozhlasové a televizni vysíláni) as soon as reasonably practicable following the date of this Agreement.

6.5                               Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)                               the CZ Purchaser shall, as soon as reasonably practicable, provide to the CEE Seller all information that is reasonably requested by the CEE Seller in relation to the request referred to in clause 6.4 or any subsequent requests for information from the Czech Council for Radio and TV Broadcasting; and

(B)                               the CEE Seller shall provide such information to the CZ Purchaser relating to the registration process as the CZ Purchaser may reasonably request.

Regulatory submissions — Romania

6.6                               Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law, as soon as reasonably practicable following the date of this Agreement, the RO Majority Purchaser and the RO Minority Purchaser shall inform the Romanian Competition Council of the transactions contemplated by the Share Purchase Documents in view of the Romanian Competition Council notifying the Romanian Supreme Council of National Defence of the same, in accordance with the applicable law.

6.7                               Subject to sub-clause 6.10, as soon as reasonably practicable after the completion of step 2.1(A)(iv) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) or, where the CEE Seller Novation is not completed within three months of the date of this Agreement, as soon as reasonably practicable following the expiry of such period:

(A)                               the CEE Seller and the RO Minority Seller shall apply for registration of a resolution of the general meeting of shareholders of the Liberty Global RO Target Company approving, in principle and subject to Completion, the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser respectively pursuant to this Agreement with the Bucharest Trade Register Office; and

(B)                               the CEE Seller shall procure that UPC France BV shall apply for registration of a resolution of the general meeting of shareholders of each of UPC Services S.R.L. and UPC External Services S.R.L. approving, in principle and subject to Completion, the transfer of all of its shares in UPC Services S.R.L. and UPC External Services S.R.L. (as applicable) to the RO Majority Purchaser with the Bucharest Trade Register Office.

6.8                               Subject to clause 6.9, the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall cooperate in good faith to agree the approach to any objection filed with the Bucharest Trade Register Office in connection with the applications made pursuant to sub-clause 6.7, provided that any out of pocket costs payable in connection with the defence against such objection which are incurred as a result of actions agreed with, or directed by, the Purchasers shall be borne by the Purchasers.

6.9                               In the event that an objection is filed with the Bucharest Trade Register Office in connection with:

(A)                               the applications made pursuant to sub-clause 6.7(A) and is not dismissed or withdrawn within two months (or, if earlier, by the date falling two months prior to the Long Stop Date or Postponed Long Stop Date, as applicable), on written notice by any such party to the other such parties, the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall agree and implement such alternative structure as necessary for the RO Majority Purchaser and the RO Minority Purchaser to acquire the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares respectively without the shares in the Liberty Global RO Target Company transferring directly; or

(B)                               the applications made pursuant to sub-clause 6.7(B) and such objection is not dismissed or withdrawn within two months (or, if earlier, by the date falling two months prior to the Long Stop Date or Postponed Long Stop Date, as applicable), on written notice by any such party to the other such parties, the RO Majority Purchaser and the CEE Seller shall agree and implement such alternative structure as necessary for the RO Majority Purchaser to acquire all of UPC France B.V.’s shares in UPC Services S.R.L. and UPC External Services S.R.L. without the shares in those entities transferring directly, or in each case such alternative structure as may be agreed between the Sellers and the Purchasers. If such alternative structure involves the acquisition of a different entity by the Purchasers, the CEE Seller and RO Minority Seller: (i) shall procure that such entity shall be newly incorporated for this purpose and have no assets, liabilities or trading history; and (ii) warrant to the Majority RO Purchaser and the Minority RO Purchaser on the terms set out in the Fundamental Warranties, with references to the

Liberty Global RO Target Company being to such new entity and references to the Shares being to the shares of the new entity. Further, this Agreement shall be deemed, to the extent possible, to be amended such that references to such shares to be transferred shall be read as references to the shares in any new holding company.

6.10                        If pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is converted into a joint stock company, the obligations set forth under sub-clause 6.7 to sub-clause 6.9 shall no longer have to be observed.

6.11                        The CEE Seller and the RO Minority Seller shall, as soon as reasonably practicable following the completion of step 2.1(A)(iv) of Schedule 7 (Liberty Global Pre-Completion Reorganisation), submit or procure the submission of the relevant documentation to the Romanian National Audiovisual Council in relation to obtaining the prior consent for the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser respectively pursuant to this Agreement.

6.12                        Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)                               the RO Majority Purchaser and the RO Minority Purchaser shall promptly provide to the CEE Seller and the RO Minority Seller all information that is reasonably requested by the CEE Seller and the RO Minority Seller in relation to:

(i)                                     the applications referred to in sub-clause 6.7 or any subsequent requests for information from the Bucharest Trade Register Office; and

(ii)                                  the submission referred to in sub-clause 6.11 or any subsequent requests for information from the Romanian National Audiovisual Council; and

(B)                               the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall, in the context of the procedures referred to in sub-clauses 6.6 to 6.11 (inclusive), promptly inform each other of any material developments in respect of those procedures and provide each other with copies of all substantive communications sent to or received from the relevant regulatory authorities.

Works Council Processes

6.13                        The Sellers shall, and shall procure that the relevant members of the Sellers’ Group shall:

(A)                               consult with (i) the European Works Council of the Sellers’ Group, (ii) the competent works council (Betriebsräte) of the Liberty Global DE Target Group (or any competent economic committee (Wirtschaftsausschuss)), (iii) the Employee Representation Body of Telecommunications Workers of Monor and (iv) if applicable, any Dutch works councils ((i) to (iv) (inclusive) together, the “Works Councils”) in relation to the transactions contemplated by the Share Purchase Documents as required by applicable law;

(B)                               provide the Purchasers with such information in respect of such consultations as the Purchasers may reasonably request; and

(C)                               obtain the consent of the Purchasers (not to be unreasonably withheld or delayed) before any material undertakings or commitments are made to, or agreements entered into or amended with, any Works Council following such consultations, in each case, that have a binding effect on any member of the Target Groups.

Works Council Consultation

6.14                        In connection with the consultation with employee representatives within the Sellers’ Group including the European Works Council of the Sellers’ Group referred to in sub-clause 6.13(A), the Purchasers shall provide the Sellers if and when requested with all information and assistance reasonably requested by the Sellers to conduct such processes. The parties acknowledge that the outcome of the consultation procedure should still be able to have a meaningful impact on the transaction contemplated by this Agreement. Consequently, the parties will discuss the outcome of such consultation in good faith to agree the extent to which it would be appropriate to make changes to the Share Purchase Documents to accommodate the outcome of such consultation, provided that no party shall be required to agree any such amendments.

Escrow

6.15                        The Sellers and the Purchasers shall, as soon as reasonably practicable after the date of this Agreement and in any event prior to Completion:

(A)                               establish the Migration Escrow Account and procure that the Sellers’ Representative and the Purchaser’s Representative shall (as agents for the Sellers and Purchasers respectively) seek to enter into an escrow agreement with the Escrow Agent on terms agreed in good faith by the Sellers and the Purchasers in accordance with sub-clause 6.16 (the “Migration Escrow Agreement”); and

(B)                               establish the TSA Service Credit Escrow Account and procure that the Sellers’ Representative and the Purchaser’s Representative shall (as agents for the Sellers and Purchasers respectively) seek to enter into an escrow agreement with the Escrow Agent on terms agreed in good faith by the Sellers and the Purchasers in accordance with sub-clause 6.16 (the “TSA Service Credit Escrow Agreement”).

6.16                        The Migration Escrow Agreement and the TSA Service Credit Escrow Agreement shall each:

(A)                               contain terms reflecting the provisions of Schedule 17 (Escrows); and

(B)                               otherwise be on customary and reasonable terms and provide for the funds to be held on an exclusively contractual basis.

6.17                        If the Sellers and the Purchasers are unable to agree on the terms of the escrow agreement by five Completion Business Days prior to Completion, the Migration Escrow

Agreement and the TSA Service Credit Escrow Agreement shall be entered into on the standard form escrow terms of the Escrow Agent (with such amendments as are required to reflect the provisions of Schedule 17 (Escrows)).

6.18                        The Sellers and the Purchasers shall procure the provision of all such “Know-your- Client” information in respect of themselves and their corporate group as the Escrow Agent may require and any other information that the Escrow Agent might reasonably request in relation to the implementation and maintenance of the Migration Escrow Account and the TSA Service Credit Escrow Account

Post-Signing Obligations

6.19                        If, following the date of this Agreement, the DE Purchaser requests the DE Seller to notify the DE Security Trustee of its entry into this Agreement and the sale of the Liberty Global DE Shares to the DE Purchaser at Completion subject to the security created under the Liberty Global DE Share Pledges, the DE Seller shall do so within 15 Business Days of notice of such request.

6.20                        If the DE Purchaser so requests during the period between the date of this Agreement and Completion, the DE Seller shall cooperate in good faith with the DE Purchaser and the DE Seller and the DE Purchaser shall cooperate in good faith with the DE Security Trustee and/or the DE Senior Notes Indenture Trustees, as applicable, to agree such documents (the “DE Security Documents”) and processes (the “DE Security Processes”) as may be required to effect:

(A)                               the transfer of the Liberty Global DE Shares by the DE Seller to the DE Purchaser at Completion, subject to the security granted under the Liberty Global DE Share Pledges;

(B)                               the release and/or novation of the DE Seller with respect to the Liberty Global DE Share Pledges and the Liberty Global DE Intercreditor Agreements;

(C)                               the accession of the DE Purchaser to the Liberty Global DE Share Pledges, the execution by the DE Purchaser of a new pledge agreement in respect of the Liberty Global DE Shares and/or the release and retaking of the security granted under the Liberty Global DE Share Pledges by the DE Purchaser; and

(D)                               the accession of the DE Purchaser to the Liberty Global DE Intercreditor Agreements;

provided that the DE Seller shall not be required to provide any indemnity, guarantee, warranty, undertaking, certification, legal opinion or other protection to the Purchasers, the DE Security Trustee or any other person in connection with the DE Security Documents or the DE Security Processes, or otherwise subject itself, in its reasonable determination, to the risk of any loss, liability or other expense, in connection therewith, unless otherwise agreed between the DE Seller and the DE Purchaser in the DE Seller’s sole discretion.

7.                                      Completion

7.1                               Completion shall take place at 10.00 a.m. on the first Completion Business Day of the month following the month in which fulfilment of the condition set out in Schedule 1 (Condition to Completion) takes place, except that where such fulfilment occurs less than five Completion Business Days before the last day of a month, Completion shall take place on the first Completion Business Day of the second month following the month in which such condition is fulfilled (or, in any event, at such other location, time or date as may be agreed between the Sellers and the Purchasers).

7.2                               At Completion, the parties shall comply with their respective obligations under Schedule 2 (Completion arrangements) and, in particular:

(A)                               the Sellers shall do those things listed in Part A (Sellers’ obligations) of Schedule 2 (Completion arrangements);

(B)                               the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements); and

(C)                               each of the Liberty Global Guarantor and the Vodafone Guarantor shall do those things listed in Part D (Guarantor’s obligations) of Schedule 2 (Completion arrangements).

Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).

7.3                               For the avoidance of doubt, the Purchasers shall not be obliged to complete the sale and purchase of any Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

7.4                               If, on the date on which Completion is due to take place under sub-clause 7.1 (Completion), any Seller has not complied with its obligations under sub-clause 6.1 (Pre-Completion Steps) or any party has not complied with its obligations under sub-clause 7.2 (Completion) and Schedule 2 (Completion arrangements) (and such failure to comply is material in the context of this Agreement and the transactions contemplated thereby):

(A)                               in the event of non-compliance by a Seller or the Liberty Global Guarantor, the Purchasers,

(B)                               in the event of non-compliance by a Purchaser or the Vodafone Guarantor, the Sellers,

may elect to

(i)                                     defer Completion (so that the provisions of this clause 7 (Completion) shall apply to Completion as so deferred); or

(ii)                                  effect Completion as far as practicable; or

(iii)                               terminate this Agreement by notice in writing to the other parties,

provided that no person may be entitled to make an election pursuant to sub-clauses 7.4(B)(i) or (iii) where the non-compliance directly resulted from a breach of this Agreement by a Seller or the Liberty Global Guarantor (in the case of the rights of the Purchasers) or by a Purchaser or the Vodafone Guarantor (in the case of the rights of the Sellers).

For the avoidance of doubt, the decision by any party or parties to defer or effect Completion in accordance with sub-clauses 7.4(B)(i) or 7.4(B)(ii) above (as applicable) shall not constitute a waiver or limitation of any of its rights under this Agreement and the obligations of the non-compliant party or parties shall not be waived or otherwise released by Completion being deferred or effected.

7.5                               If this Agreement is terminated in accordance with sub-clause 7.4 (Completion) (and without limiting any party’s right to claim damages in respect of the period prior to termination), all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 7.5 (Completion) and clauses 1 (Interpretation), 16 (Guarantees) and 20 (No double recovery) to 37 (Agent for Service) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

7.6

(A)                               The DE Seller covenants and undertakes to the DE Purchaser, in relation to the Liberty Global DE Target Group only;

(B)                               The CEE Seller covenants and undertakes to:

(i)                                     the CZ Purchaser, in relation to the Liberty Global CZ Target Group only;

(ii)                                  the HU Purchaser, in relation to the Liberty Global HU Target Group only; and

(iii)                               the RO Majority Purchaser, in relation to the Liberty Global RO Target Group only; and

(C)                               The RO Minority Seller covenants and undertakes to the RO Minority Purchaser, in relation to the Liberty Global RO Target Group only,

that from (but excluding) the Effective Time to (and including) Completion:

(X)                               there shall be no Leakage; and

(Y)                               if there is any Leakage from (but excluding) the Effective Time to (and including) Completion, then subject to sub-clause 7.7 (Completion), following Completion,

(i)                                     the DE Seller shall pay in cash to the DE Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage;

(ii)                                  the CEE Seller shall pay in cash to the:

(a)                                 CZ Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage;

(b)                                 HU Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage; and

(c)                                  RO Majority Purchaser on demand of a sum equal (calculated on an after-Tax basis) to 99.8835% of the amount of such Leakage; and

(iii)                               the RO Minority Seller shall pay to the RO Minority Purchaser on demand a sum equal (calculated on an after-Tax basis) to 0.1165% of the amount of such Leakage.

The Sellers shall not be liable to make any payment under this sub-clause 7.6 (Completion) to the extent that such amount is included in Liberty Global Debt as Leakage in accordance with paragraph 18(K) of Part B of Schedule 9.

7.7                               The liability of each of the Sellers pursuant to sub-clause 7.6 (Completion) shall terminate on the date falling three months after Completion unless prior to that date the relevant Purchaser has notified the relevant Seller in writing of a breach by it of the undertaking set out in sub-clause 7.6 (Completion), setting out the amount and reasonable details of such Leakage together with reasonable evidence thereof, in which case, in relation to any relevant breaches so notified, that Seller shall remain liable until such relevant claims have been satisfied, settled or withdrawn.

7.8                               If any Target Company actually obtains any Relief which arose before the Effective Time and would otherwise have been available to reduce any Tax payable under paragraph (x) of the definition of Leakage but for the fact it had not been obtained at the time payment was made by the relevant Seller to the relevant Purchaser under sub-clause 7.7, (Completion) then the relevant Purchaser shall refund to the relevant Seller an amount equal to the lower of the amount of (i) the amount of the Relief, and (ii) the amount of Tax previously paid by the relevant Seller to the relevant Purchaser under sub-clause 7.6(A) (Completion) provided that such Relief is obtained not later than the date falling three months after the sixth anniversary of the Completion Date.

8.                                      Sellers’ Warranties

8.1                               Subject to sub-clauses 11.1 and 11.3 (Remedies and Sellers’ limitations on liability):

(A)                               the DE Seller warrants to the DE Purchaser that each of the Warranties set out in Part A and Part B of Schedule 3 (Warranties) is true and accurate in all respects as at the date of this Agreement, with references in such Warranties to:

(i)                                     the Target Group, being to the Liberty Global DE Target Group;

(ii)                                  the Target Company, being to the Liberty Global DE Target Company;

(iii)                               the Shares, being to the Liberty Global DE Shares;

(iv)                              the Target Business, being to the Liberty Global DE Target Business; and

(v)                                 the Data Room, being to sections of the Data Room entitled “Corporate”, “Germany”, “Clean Team Corporate” and “Clean Team Germany”;

(B)                               the CEE Seller warrants to the CZ Purchaser that each of the Warranties set out in Part A and Part C of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)                                     the Target Group, being to the Liberty Global CZ Target Group;

(ii)                                  the Target Company, being to the Liberty Global CZ Target Company and the Liberty Global CZ Infrastructure Target Company;

(iii)                               the Shares, being to the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares;

(iv)                              the Target Business, being to the Liberty Global CZ Target Business; and

(v)                                 the Data Room, being to sections of the Data Room entitled “Corporate”, “Czech Republic”, “Clean Team Corporate” and “Clean Team Czech Republic”;

(C)                               the CEE Seller warrants to the HU Purchaser that each of the Warranties set out in Part A and Part D of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)                                     the Target Group, being to the Liberty Global HU Target Group;

(ii)                                  the Target Company, being to the Liberty Global HU Target Company;

(iii)                               the Shares, being to the Liberty Global HU Shares;

(iv)                              the Target Business, being to the Liberty Global HU Target Business; and

(v)                                 the Data Room, being to sections of the Data Room entitled “Corporate”, “Hungary”, “Clean Team Corporate” and “Clean Team Hungary”; and

(D)                               the CEE Seller (and the RO Minority Seller only in relation to the warranties under paragraph 1 of Part A and paragraph 1 of Part E of Schedule 3 (Warranties) and any other Fundamental Warranties) warrants to the RO Majority Purchaser and the RO Minority Purchaser that each of the Warranties set out in Part A and Part E of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)                                     the Target Group, being to the Liberty Global RO Target Group;

(ii)                                  the Target Company, being to the Liberty Global RO Target Company;

(iii)                               the Shares, being to the Liberty Global RO Majority Shares (in the case of the CEE Seller) and the Liberty Global RO Minority Shares (in the case of the RO Minority Seller);

(iv)                              the Target Business, being to the Liberty Global RO Target Business;

(v)                                 the Seller being to the CEE Seller, except for paragraph 1 of Part A and paragraph 1 of Part E of Schedule 3 (Warranties) and any other Fundamental Warranties, where references to the Seller are to the CEE Seller and the RO Minority Seller; and

(vi)                              the Data Room, being to sections of the Data Room entitled “Corporate”, “Romania”, “Clean Team Corporate” and “Clean Team Romania”.

8.2                               Subject to sub-clause 11.1 (Remedies and Sellers’ limitations on liability):

(A)                               the DE Seller warrants to the DE Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)                                             the Target Group, being to the Liberty Global DE Target Group; and

(ii)                                          the Target Business, being to the Liberty Global DE Target Business;

(B)                               the CEE Seller warrants to the CZ Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)                                             the Target Group, being to the Liberty Global CZ Target Group; and

(ii)                                          the Target Business, being to the Liberty Global CZ Target Business;

(C)                               the CEE Seller warrants to the HU Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)                                             the Target Group, being to the Liberty Global HU Target Group; and

(ii)                                          the Target Business, being to the Liberty Global HU Target Business;

(D)                               the CEE Seller warrants to the RO Majority Purchaser and the RO Minority Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)                                     the Target Group, being to the Liberty Global RO Target Group; and

(ii)                                  the Target Business, being to the Liberty Global RO Target Business.

8.3                               Subject to sub-clauses 11.1 and 11.3 (Remedies and Sellers’ limitations on liability), each party acknowledges and agrees that:

(A)                               any claim in respect of breach of any Warranty or any Completion Business Warranty given by a Seller to a Purchaser may only be brought (i) after Completion and (ii) by that Purchaser; and

(B)                               any damages to the Purchaser in respect of breach of any Warranty or any Completion Business Warranty given by a Seller shall be assessed by reference to what the value of the relevant Target Group would have been had the breach of Warranty or Completion Business Warranty (as applicable) not occurred.

8.4                               Each of the Warranties and the Completion Business Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or Completion Business Warranty.

8.5                               Any Warranty or Completion Business Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of:

(A)                               in respect of the Warranties and Completion Business Warranties given by each Seller:

Volker Libovsky	MD T&I

Adrian Drury	Group Technology Strategy & Insight Director

David Fox	Strategy Consultant

Giles Rowbotham	Senior Corporate Counsel

Justin Wolfe	Senior Corporate Counsel

Saj Vakilian	MD, M&A and Corporate Development

Edwin Van Putten	Director, M&A and Corporate Development

(B)                               in respect of the Tax Warranties given by each Seller:

Shawn Penne	VP, Tax

(C)                               in respect of the Warranties and Completion Business Warranties given by the DE Seller to the DE Purchaser:

Lutz Schuler	CEO

Winfred Rapp	CFO

Dieter Vorbeck	SVP Technology

Philipp Wohland	SVP People & Transformation DE

Lars Ziegenhagen	Senior Vice President Legal

(D)                               in respect of the Warranties and Completion Business Warranties given by the CEE Seller to the CZ Purchaser:

K C Dolan	CFO CEE

Severina Pascu	CEO CEE

Ionut Voinea	VP T&I

Martin Miller	CEO

Petr Prochazka	CFO

Tibor Berndhardt	CEE VP HR

Tereza Rychtaříková	General Counsel

(E)                                in respect of the Warranties and Completion Business Warranties given by the CEE Seller to the HU Purchaser:

K C Dolan	CFO CEE

Severina Pascu	CEO CEE

Ionut Voinea	VP T&I

Robert Redeleanu	CEO

Adam Jakabos	CFO

Tibor Berndhardt	CEE VP HR

Réka Szalai	General Counsel

(F)                                 in respect of the Warranties and Completion Business Warranties given by the CEE Seller and the RO Minority Seller to the RO Majority Purchaser and the RO Minority Purchaser:

K C Dolan	CFO CEE

Severina Pascu	CEO CEE

Ionut Voinea	VP T&I

Robert Redeleanu	CEO

Cristian Osadczuk	CFO

Tibor Berndhardt	CEE VP HR

Irina Varlan	Head of Legal

8.6                               Each Seller undertakes to the Purchasers that, as soon as reasonably practicable upon it becoming aware, between the date of this Agreement and Completion, of any fact, matter or circumstance relating to that Seller or its Target Group which it is aware is or is reasonably likely to constitute a breach of any of the Fundamental Warranties as given at the date of this Agreement and/or immediately before Completion by reference to the facts and circumstances then subsisting, it will promptly disclose in writing such fact, matter or circumstance to the Purchasers.

8.7                               Each of the Fundamental Warranties given by the Sellers under sub-clause 8.1 (Sellers’ Warranties) shall be deemed to be repeated immediately before Completion by that Seller by reference to the facts, circumstances and knowledge then existing as if references in the Fundamental Warranties to the date of this Agreement were references to the Completion Date.

8.8                               The Purchasers shall not be permitted to bring any claim against the Sellers for any breach of or pursuant to this clause 8 (Sellers’ Warranties), and the Sellers shall not be permitted to bring any claim against the Purchasers for any breach of or pursuant to clauses 8 (Sellers’ Warranties) or 10 (Purchasers’ and Guarantors’ Warranties), in each case unless Completion has occurred.

9.                                      Undertakings and indemnities

Third party assurances

9.1                               Each Seller undertakes, subject to Completion having occurred, in relation to each Target Group sold by such Seller to a Purchaser, to pay to such Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and/or each member of the Purchasers’ Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by such Purchaser and each member of the Purchasers’ Group in relation to or arising out of any guarantee, indemnity or other contingent obligation (including any obligation to any third party with respect to a guarantee provided by that third party of the obligations of a member of that Target Group

(a “Third Party Guarantee”)) given or undertaken by any member of that Target Group in relation to or arising out of any obligations or liabilities of any member of the Sellers’ Group.

9.2                               Each Purchaser undertakes, subject to Completion having occurred, in relation to each Target Group purchased by such Purchaser from a Seller to pay to such Seller such amount as is required in order to indemnify and hold harmless such Seller and each member of the Sellers’ Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by that Seller and each member of the Sellers’ Group in relation to or arising out of any guarantee, indemnity or other contingent obligation given or undertaken by that Seller and each member of the Sellers’ Group in relation to or arising out of any obligations or liabilities of any member of that Target Group.

9.3                               The Sellers shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, each member of the Target Groups is released in full from any guarantees (including any obligation with respect to a Third Party Guarantee), indemnities, counter indemnities and letters of comfort given to a third party by any member of the Target Groups in respect of any obligations or liabilities of a member of the Sellers’ Group.

9.4                               The Purchasers shall, following Completion, use reasonable endeavours to ensure that, as soon as possible following Completion, each member of the Sellers’ Group is released in full from any guarantees, indemnities, counter indemnities and letters of comfort given to a third party by any member of the Sellers’ Group in respect of any obligations or liabilities of a member of the Target Groups.

Third party consents

9.5                               Without prejudice to sub-clauses 6.2 to 6.12 (Pre-Completion Steps), Schedule 14 (Separation) and the Transitional Services Agreement, if as a result of the sale of the Shares pursuant to this Agreement a third party consent or waiver is required for any member of the Target Groups to continue to exercise following Completion material rights on a basis substantively equivalent to those rights as at the date of this Agreement pursuant to a Material Contract or Change of Control Contract (a “Third Party Consent”) the Sellers shall, on the written request of the Purchasers specifying the relevant Material Contract or Change of Control Contract, use their reasonable endeavours to obtain that Third Party Consent in a manner and on terms satisfactory to the Purchasers, provided that the Sellers shall not be required to incur any incremental cost which a Purchaser does not agree to reimburse on terms satisfactory to the Sellers (acting reasonably) or any other material burden nor otherwise take any action which is reasonably likely to be materially detrimental to the Sellers’ Retained Group.

CDT

9.6                               The CEE Seller undertakes, subject to Completion having occurred and except to the extent included in Liberty Global Debt or Liberty Global Working Capital, to pay to the CZ Purchaser such amount as is required in order to indemnify and hold harmless the CZ Purchaser and/or each member of the Purchasers’ Group against all actions, claims, proceedings, loss, damage, payments and reasonable costs and expenses suffered or incurred by the CZ Purchaser and each member of the Purchasers’ Group in relation to or arising out of:

(A)                               the incremental increase in the cost of providing services to the Affected Customers; and

(B)                               the Liberty Global CZ Target Group being unable to provide services to the Affected Customers,

in each case as a direct result of any termination of the CDT Contract or unavailability of the relevant fibre connection provided under the CDT Contract to the Liberty Global CZ Target Group, arising from or in connection with the purported termination of the CDT Contract by ČD Telematika a.s. in January 2016, provided that:

(i)                                     the liability of the CEE Seller under this sub-clause 9.6 (Undertakings and indemnities) shall not exceed €75,000,000;

(ii)                                  the CEE Seller shall not be liable to make any such payment unless the CZ Purchaser has provided written notice to the CEE Seller of the claim for payment within five years of Completion;

(iii)                               the CZ Purchaser shall, and shall ensure that any relevant member of the Liberty Global CZ Target Group shall, take all reasonable steps following Completion to mitigate such increase in costs and inability to provide services, including taking reasonable steps to find an alternative supplier of a fibre connection in order to continue providing services to the Affected Customers. All reasonable costs incurred by the Purchasers’ Group in taking such actions shall be indemnified in accordance with sub-clause 9.6 (Undertakings and indemnities) above.

Share schemes

9.7                               The Liberty Global Guarantor agrees to procure that, following Completion, the Liberty Global Participants shall, to the extent determined by the Liberty Global compensation committee in accordance with the Liberty Global Share Schemes, continue to be entitled to exercise any rights that they have under the Liberty Global Share Schemes immediately prior to Completion (including any rights to exercise any options that they may hold or realise any vested awards) in respect of Liberty Global Shares (the “Liberty Global Existing Rights”).

9.8                               Each Seller undertakes, in relation to the Liberty Global Participants who are employees of each Target Group sold by such Seller to a Purchaser, to such Purchaser that it shall (except to the extent included as Liberty Global Debt or in Liberty Global Working Capital) pay to such Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and each member of the Purchasers’ Group against any and all costs and liabilities (including the cost of any Liberty Global Shares used to satisfy the relevant options or awards and any liability to account for employees’ social security contributions and income tax due under PAYE or any equivalent withholding system) suffered or incurred by such Purchaser or any member of the Purchasers’ Group associated with any exercise or realisation by such Liberty Global Participants of any Liberty Global Existing Rights (together with any interest or penalties suffered or incurred by such Purchaser or member of the Purchaser’s Group (but excluding any interest or penalties incurred by such Purchaser or member of the Purchaser’s Group arising as a result of the unreasonable delay or default by such Purchaser or member of the Purchaser’s Group in accounting for such employer’s social security contributions, employees’ social security contributions and income tax to a Tax Authority after the relevant Seller has accounted to such Purchaser or member of the Purchaser’s Group for an amount equal to such employer’s social security contributions, employees’ social security contributions and income tax pursuant to this sub-clause 9.8 (Undertakings and indemnities). The Purchasers shall use reasonable endeavours to procure that any amount of employees’ social security contributions or income tax that a Target Group Company is required to account for under PAYE or any equivalent withholding system as a result of any such exercise or realisation is promptly recovered from or otherwise made good by the relevant employees, and to the extent that such recovery or making good has been obtained within 2 years of Completion the relevant Purchaser shall refund to the relevant Seller an amount equal to any amount so recovered or made good

Management Retention Arrangements

9.9                               The Sellers shall procure that arrangements for the retention of employees of the Target Groups are implemented in accordance with the Agreed Management Retention Arrangements.

9.10                        The Sellers may, at any time prior to Completion, amend the Agreed Management Retention Arrangements with the written consent of the Purchasers, not to be unreasonably withheld or delayed.

GDPR

9.11                        Each Seller:

(A)                               shall procure that, prior to Completion:

(i)                                     each Target Group to be sold by such Seller to a Purchaser shall implement in full the actions set out in the Accenture GDPR Compliance Plan (all such actions to be taken by each Target Group);

(ii)                                  the Purchasers are provided with regular updates on a quarterly basis in relation to the progress of the implementation of the Accenture GDPR Compliance Plan and such information and documentation in relation to that implementation as they may reasonably request for the purposes of consultation; and

(B)                               subject to Completion having occurred and except to the extent included as Liberty Global Debt or in Liberty Global Working Capital, undertakes to the Purchasers to pay to each Purchaser in relation to each Target Group sold by such Seller to a Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and each member of the Purchasers’ Group against all fines, liabilities, damages and third party costs and expenses suffered or incurred by the Purchasers’ Group in relation to or arising out of a regulatory investigation, proceeding or enforcement action by a GDPR Regulator and/or proceeding with, or compensation payment to, any customer of the Target Group (in each case) in relation to or arising out of any breach, or alleged breach, of the GDPR where such breach occurs between the date of this Agreement and the earlier of: (i) Completion; and (ii) the time at which the actions set out in the Accenture GDPR Compliance Plan have been implemented in full in relation to the relevant Target Group. Each Purchaser shall, and shall procure that any relevant member of a Target Group shall, take all reasonable steps following Completion to mitigate any such fines, liabilities, damages or third party costs and expenses.

9.12                        To the extent any breach of sub-clause 5.8 results in any loss or damage being suffered or incurred by the Purchasers’ Group that are fines, liabilities, damages and third party costs and expenses for which the Purchasers’ Group is indemnified by the Sellers pursuant to the Data Protection Indemnity, no member of the Purchasers’ Group may bring a claim for breach of sub-clause 5.8 against any Seller in respect of such loss or damage.

9.13                        The Purchasers shall, and shall procure that any relevant member of the Target Group shall, take all reasonable steps following Completion to mitigate any damage or loss that may result from any claim or complaint against, or regulatory investigation of, or any potential claim or complaint against, or potential regulatory investigation of, any member of the Target Group or the Purchasers’ Group that may reasonably be likely to result in a claim by the Purchasers under the Data Protection Indemnity.

Intra-group services

9.14                        Each Seller, in relation to each Target Group sold by such Seller to a Purchaser, shall pay to such Purchaser such amount as is required to indemnify such Purchaser and each member of the Purchasers’ Group against all action, claims, proceedings, loss, damage, penalty, payments, costs or expenses (together the “Indemnified Termination Costs”) incurred by such Purchaser or any member of the Purchasers’ Group in relation to or arising out of the termination of the Intra-Group Services Contracts to which any member of such Target Group is a party (including the payment of any termination fee by any member of such Target Group in respect of such termination), provided that for the avoidance of doubt the Sellers shall not be liable under this sub-clause 9.14 (Undertakings and indemnities): (i) for any Indemnified Termination Costs to the extent that they that arise as a result of or by reference to the non-deductibility and/or non- amortisation for Tax purposes of any termination fee in respect of the Intra-Group Services Contracts or any asset attributable to such termination fee; or (ii) to reimburse or otherwise refund any termination fee or other fee in lieu of notice itself (provided that such fee is paid prior to Completion or is reflected in Liberty Global Debt or Liberty Global Working Capital);

Insurance

9.15                        The Sellers shall (and shall procure that any other relevant member of the Sellers’ Retained Group shall) not terminate or amend any insurance policy of the Sellers’

Retained Group with the intention of prejudicing any claim available to the Target Group under such policy in relation to the carrying on of Target Businesses before Completion and/or any matter or event occurring in relation to the Target Groups before Completion.

Programming

9.16                        In the period to Completion, the Sellers shall operate the Target Businesses in relation to programming in the best interests of the Target Groups and in a manner consistent with the past practice of the Target Groups.

9.17                        Subject to applicable law, the Sellers shall procure that the Target Group does not, prior to Completion;

(A)                               enter into any agreement relating to the supply or distribution of programming which contains a Wider Corporate Effect Clause, other than a renewal or replacement of an existing agreement to which it is counterparty which contains a Wider Corporate Effect Clause; nor

(B)                               amend any agreement to which it is a party to include a Wider Corporate Effect Clause, where such agreement did not previously contain a Wider Corporate Effect Clause.

RO Lease Agreements

9.18                        Each of the CEE Seller and the RO Minority Seller shall use its reasonable endeavours to procure that the Liberty Global RO Target Group registers with the relevant Property’s land book held by the relevant territorial office of the National Agency of Real Estate and Cadastre (Agentia Nationala de Cadastru si Publicitate Imobiliara) all:

(A)                               Material RO Leases currently in force, as soon as reasonably practicable after date of this Agreement; and

(B)                               Material RO Leases entered into after the date of this Agreement but prior to Completion, as soon as reasonably practicable after entry into such Material RO Leases.

HU Freehold Property

9.19                        The CEE Seller shall use its reasonable endeavours to procure that, in relation to all material freehold Property owned by any member of the Liberty Global HU Target Group, the relevant member of the Liberty Global HU Target Group is registered as owner of such freehold Property with the relevant Hungarian land registry:

(A)                               in the case of freehold Property owned by a member of the Liberty Global HU Target Group at the date of this Agreement, as soon as reasonably practicable after the date of this Agreement and in any case prior to Completion; and

(B)                               in the case of freehold Property acquired by a member of the Liberty Global HU Target Group between the date of this Agreement and Completion, as soon as reasonably practicable after such acquisition.

Undocumented HU Content Arrangements

9.20                        The CEE Seller shall use its reasonable endeavours to procure that written contracts are entered into in accordance with applicable law with each relevant programming provider in relation to any arrangements for the provision of programming to the Liberty Global HU Target Group as at the date of this Agreement that are not currently governed by a written contract.

Purchasers’ Post-Completion Undertakings

9.21                        Within five Business Days following Completion, the HU Purchaser shall use all reasonable endeavours to amend the Deed of Foundation of the Liberty Global HU Target Company to (a) delete the CEE Seller as sole member of the Liberty Global HU Target Company, (b) indicate the HU Purchaser as sole member of the Liberty Global HU Target Company, and (c) indicate any changes in the managing director(s), supervisory board members and/or auditor of the Liberty Global HU Target Company pursuant to paragraph 1.2 of Part A of Schedule 2 (Completion arrangements). As soon as practicable following the aforementioned amendment, but in any case within 20 Business Days following Completion, the HU Purchaser shall use all reasonable endeavours to procure that the following documents are filed with the Hungarian court of registration competent with respect to the Liberty Global HU Target Company: (i) the consolidated version of the amended Deed of Foundation of the Liberty Global HU Target Company containing at least the above changes, (ii) the other corporate documentation (including the application form) required by law for the deletion of the CEE Seller from the companies’ register as the sole member of the Liberty Global HU Target Company, (iii) the registration of the HU Purchaser as the new sole member of the Liberty Global HU Target Company, and (iv) the registration of any changes in the managing director(s), supervisory board members and/or auditor of the Liberty Global HU Target Company pursuant to paragraph 1.2 of Part A of Schedule 2 (Completion arrangements). The HU Purchaser shall use all reasonable endeavours to procure that the above changes are registered by the competent Hungarian court of registration as soon as reasonably practicable.

HU Commitments Compliance

9.22                        The CEE Seller shall procure that, between the date of this Agreement and Completion, the Liberty Global HU Target Group complies in all material respects with the commitments given to the Hungarian Competition Authority in respect of the matters set out in decision No. Vj/15-146/2015 of the Hungarian Competition Authority.

10.                               Purchasers’ and Guarantors’ warranties

10.1                        Subject to sub-clause 10.4 (Sellers’ Warranties), the:

(A)                               DE Purchaser warrants to the DE Seller;

(B)                               CZ Purchaser warrants to the CEE Seller;

(C)                               HU Purchaser warrants to the CEE Seller;

(D)                               RO Majority Purchaser warrants to the CEE Seller; and

as at the date of this Agreement in the terms of the warranties set out in Schedule 4 (Purchaser Warranties).

10.2                        Subject to sub-clause 10.4 (Sellers’ Warranties), the RO Minority Purchaser warrants to the RO Minority Seller as at the date of this Agreement in the terms of the warranties set out in paragraphs 1 to 5 of Schedule 4 (Purchaser Warranties).

10.3                        The:

(A)                               Liberty Global Guarantor warrants to the Purchasers and the Vodafone Guarantor; and

(B)                               Vodafone Guarantor warrants to the Sellers and the Liberty Global Guarantor,

as at the date of this Agreement in the terms of the warranties set out in paragraphs 1 to 5 of Schedule 4 (Purchaser Warranties), as if references to a Purchaser were to the relevant Guarantor.

10.4                        Paragraphs 1 to 6 of Schedule 5 (Limitations on the Sellers’ liability) shall apply mutatis mutandis to the warranties set out in paragraphs 6 to 9 of Schedule 4 (Purchaser Warranties) given by each Purchaser (other than the RO Minority Purchaser) under sub-clause 10.1 above (the “Purchaser Regulatory Warranties”), with:

(A)                               references to the Sellers meaning the Purchasers (with any reference to the DE Seller meaning the DE Purchaser and any reference to the CEE Seller meaning each of the CZ Purchaser, the HU Purchaser and the Majority RO Purchaser);

(B)                               references to the Purchasers meaning the Sellers; and

(C)                               references to a “Warranty” meaning a Purchaser Regulatory Warranty;.

10.5                        A Purchaser shall not be liable under any Purchaser Regulatory Warranty in relation to any matter where (i) the fact, matter or circumstance underlying such breach of Purchaser Regulatory Warranty; and (ii) the existence of the breach of such Purchaser Regulatory Warranty are within the actual knowledge of any Seller on or before the date of this Agreement. For these purposes, the awareness of each Seller shall be limited to the actual knowledge of the persons listed at sub-clause 8.5 (Sellers’ warranties).

10.6                        Any Purchaser Regulatory Warranty qualified by the expression “so far as the Purchaser is aware” or any similar expression shall be deemed to refer to the actual knowledge of:

(A)                               in the case of the Purchaser Regulatory Warranty at paragraph 6 of Schedule 4 (Purchaser Warranties), the Vodafone DE Knowledge Group;

(B)                               in the case of the Purchaser Regulatory Warranty at paragraph 7 of Schedule 4 (Purchaser Warranties), the Vodafone CZ Knowledge Group; and

(C)                               in the case of the Purchaser Regulatory Warranty at paragraphs 8 and 9 of Schedule 4 (Purchaser Warranties), the Vodafone RO Knowledge Group.

11.                               Remedies and Sellers’ limitations on liability

11.1                        The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties or the Completion Business Warranties (excluding the Fundamental Warranties and Fundamental Termination Warranties) to be breached if it has been fairly disclosed in:

(A)                               this Agreement;

(B)                               the Disclosure Letter or pursuant to the Disclosure Letter (including any document referred to in the Disclosure Letter or delivered or deemed to be delivered with it); or

(C)                               in the case of:

(i)                                     the Warranties and the Completion Business Warranties given by any of the Sellers, the sections entitled “Corporate” and “Clean Team Corporate” (excluding the information contained in the sub-folders of those sections detailed in the remaining sub-clauses of this sub-clause 11.1(C) (Remedies and Sellers’ limitations on liability, with such sections instead being disclosed specifically in sub-clauses (iii), (iv) and (v) below) and the DE Data Room;

(ii)                                  the Warranties and the Completion Business Warranties given by the DE Seller to the DE Purchaser, the sections of the Data Room entitled “Corporate”, “Germany”, “Clean Team Corporate” and “Clean Team Germany”;

(iii)                               the Warranties and the Completion Business Warranties given by the CEE Seller to the CZ Purchaser, the sections of the Data Room entitled “Czech Republic” and “Clean Team Czech Republic”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.2 entitled “Czech Republic” of the HR section of the Data Room entitled “Clean Team Corporate”;

(iv)                              the Warranties and the Completion Business Warranties given by the CEE Seller to the HU Purchaser, the sections of the Data Room entitled “Hungary” and “Clean Team Hungary”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.3 entitled “Hungary” of the HR section of the Data Room entitled “Clean Team Corporate”

(v)                                 the Warranties and the Completion Business Warranties given by the CEE Seller and/or the RO Minority Seller to the RO Majority Purchaser and/or the RO Minority Purchaser, the sections of the Data Room entitled “Romania” and “Clean Team Romania”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.4 entitled

“Romania” of the HR section of the Data Room entitled “Clean Team Corporate”.

11.2                        The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Fundamental Warranties or Fundamental Termination Warranties to be breached if it has been fairly disclosed against a Fundamental Warranty in Annex 1 of the Disclosure Letter or in paragraphs 2.1(A)(iv), 2.1(B), 2.4 and 2.5 of Schedule 7 (Liberty Global Pre-Completion Reorganisation).

11.3                        No liability shall attach to the Sellers in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 5 (Limitations on the Sellers’ liability) apply. No liability shall attach to the Sellers in respect of claims under the Tax Warranties if and to the extent that the limitations set out in clause 3 of the Tax Covenant apply to such claims.

11.4                        None of the limitations contained in Schedule 5 (Limitations on the Sellers’ liability) shall apply to any claim to the extent that such claim arises or is increased as the consequence of fraud by any director or officer of any member of the Sellers’ Group or any person set out in clause 8.5 (Sellers’ Warranties).

11.5                        Subject to sub-clause 11.6 (Remedies and Sellers’ limitations on liability) between the date of this Agreement and Completion, if any fact, matter or circumstance arises which would constitute a breach by the Sellers of the Fundamental Termination Warranties given pursuant to clause 8.7 (Sellers’ Warranties), the Purchasers shall be entitled at any time prior to Completion to terminate this Agreement by notice in writing from the Purchasers to the Sellers, provided that the Purchasers shall not be entitled to terminate this agreement as a result of breach by the Sellers of the Fundamental Termination Warranties set out at paragraph 1.4 of Part B of Schedule 3 (Warranties), paragraph 1.5 of Part C of Schedule 3 (Warranties), paragraph 1,4 of Part D of Schedule 3 (Warranties) and paragraph 1.4 of Part E of Schedule 3 (Warranties) unless such breach of warranty results from an action taken by a member of the Sellers’ Group.

11.6                        The Purchasers shall not be entitled to exercise their right to terminate pursuant to sub-clause 11.5 (Remedies and Sellers’ limitations on liability) if such breach is remedied prior to Completion such that the Purchasers and the Target Groups are in no worse position than they would have been had there been no breach.

11.7                        If this Agreement is terminated in accordance with sub-clause 11.5 (Remedies and Sellers’ limitations on liability), all obligations of the parties under this Agreement shall end (except for the provisions of this clause 11.7 (Remedies and Sellers’ limitations on liability) and clauses 1 (Interpretation), 16 (Guarantees) and 20 (No double recovery) to 37 (Agent for service) inclusive but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

12.                               Separation

The parties shall comply with, and be bound by, the terms of Schedule 14 (Separation).

13.                               Sellers’ and Purchasers’ liability

13.1                        The obligations of the Sellers under the Share Purchase Documents shall be several and not joint nor joint and several obligations.

13.2                        Other than the joint and several obligation of the Purchasers to pay the Estimated Consideration in accordance with clause 3.3 (Estimated Consideration) and, to the extent applicable, any additional amount in respect of any payments required to be made under Part D of Schedule 9 (Post-Completion Financial Adjustments), the obligations of the Purchasers under the Share Purchase Documents shall be several and not joint nor joint and several obligations.

14.                               Protective Covenants

14.1                        Non-compete restriction

(A)                               Subject to sub-clause 14.2 (Protective Covenants), the Liberty Global Guarantor undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for as long as such member is controlled directly or indirectly by the Liberty Global Guarantor) shall, either alone or in conjunction with or on behalf of any other person, be engaged or be directly or indirectly interested in carrying on, for itself or by means of investments in other entities, any Restricted Business.

(B)                               For the purposes of this Agreement, “Restricted Business” means the business of operating and maintaining in Germany, Hungary, Romania and/or the Czech Republic, as a network operator, mobile virtual network operator, reseller or other provider, whether to retail, enterprise or wholesale customers:

(i)                                     fixed line telecommunications services;

(ii)                                  Pay Television Services;

(iii)                               mobile telecommunications services; and

(iv)                              fixed line or mobile broadband telecommunications services,

but shall not include:

(v)                                 free to air broadcasting;

(vi)                              content production and ownership and programming sales;

(vii)                           channel production, ownership and licensing to distributors;

(viii)                        over the top (OTT) services (whether on a subscription or advertising business model or otherwise); or

(ix)                              satellite telecommunications and associated services in Hungary, Romania and the Czech Republic (including, for the avoidance of doubt,

pay television services and fixed line and mobile telecommunications services where such telecommunications services are offered to customers on the basis of wholesale access to the infrastructure of a third party network operator and on a bundled basis).

(C)                               The undertakings given in sub-clause 14.1(A) (Protective Covenants) shall apply from Completion for the period of 18 months after the Completion Date.

14.2                        Non-compete carve outs

The undertakings in sub-clause 14.1(A) (Protective Covenants) shall not prohibit the Sellers or any member of the Sellers’ Retained Group from:

(A)                               owning securities, shares or similar interests (including equity securities, debt securities, convertible and exchangeable instruments) in any listed company that represent less than 15 per cent of the voting rights of the securities, shares or similar interests of that body corporate, provided that the Sellers’ Retained Group shall not be granted or receive any rights to nominate or appoint a director or other representative to the board of that body corporate or otherwise be able to exercise control over that body corporate;

(B)                               acquiring and subsequently carrying on or being engaged in any body corporate or business (an “Acquired Business”) where at the time of the acquisition the activities of the Acquired Business include a Restricted Business (the “Acquired Restricted Business”), provided that the turnover attributed to the Acquired Restricted Business in its last financial year before the acquisition is less than 30 per cent. of the turnover of the Acquired Business as a whole;

(C)                               providing any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to members of the Sellers’ Group from locations in any Territory; and/or

(D)                               performing its obligations under the Share Purchase Documents and/or under any other agreement which any member of the Sellers’ Retained Group may enter into with a member of the Purchasers’ Group.

14.3                        Employee non-solicit

(A)                               Subject to sub-clauses 14.3(B) and 14.3(C) (Protective Covenants), the Liberty Global Guarantor undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for as long as such member is controlled directly or indirectly by the Liberty Global Guarantor and excluding Telenet Group Holding NV and its subsidiaries) shall, either alone or in conjunction with or on behalf of any other person, directly or indirectly solicit or entice away from the employment of any person who was a Non-solicit Employee at any time between the date of this Agreement and Completion.

(B)                               The undertakings given by the Liberty Global Guarantor in sub-clause 14.3(A) (Protective Covenants) shall apply from Completion for a period of two years after the Completion Date.

(C)                               The undertakings in sub-clause 14.3(A) (Protective Covenants) shall not prevent the Sellers’ Retained Group from considering and accepting an application made by an employee of any member of a Target Group or the Purchasers’ Group:

(i)                                     in response to a recruitment advertisement published generally and not specifically directed at employees of any Target Group(s) or the Purchasers’ Group or any member(s) of a Target Group or the Purchasers’ Group; or

(ii)                                  who contacts the Sellers’ Retained Group on their own initiative and without any direct or indirect solicitation from the Sellers or any member of the Sellers’ Retained Group.

14.4                        Customer non-solicit

Without prejudice to any other obligations which it may have in relation to such confidential information, each Seller undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for so long as such member is controlled directly or indirectly by the Liberty Global Guarantor) shall, from Completion for a period of 18 months from the Completion Date, use any customer confidential data of the Target Groups to, either alone or in conjunction with or on behalf of any other person, send any communication specifically targeted at the customers of the Target Groups as at Completion soliciting their businesses in competition with the Target Businesses.

14.5                        Each undertaking contained in this clause 14 (Protective Covenants) shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the parties.

15.                               Books and records

For ten years following the Completion Date, to the extent permitted by applicable law (including applicable competition law) and without prejudice to the provisions of clause 29 (Confidentiality):

(A)                               the Purchasers shall procure that each member of the Purchasers’ Group shall provide the Sellers (at the Sellers’ cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, and all other records held by it after Completion to the extent that they relate to the Target Groups or the Target Businesses and, in either case, to the period up to Completion but only to the extent necessary for accounting, regulatory, litigation, disputes (excluding any litigation or disputes between the Purchasers’ Group and the Sellers’ Group) or Tax purposes and provided that any information obtained under this sub-clause 15(A) (Books and records) shall only be used for the purpose for which access was granted; and

(B)                               the Sellers shall procure that each member of the Sellers’ Retained Group shall provide the Purchasers (at the Purchasers’ cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts and all other records held by it after Completion to the extent that they relate to the Target Group or the Target Businesses but only to the extent necessary for accounting, regulatory, litigation, disputes (excluding any litigation or disputes between the Purchasers’ Group and the Sellers’ Group) or Tax purposes and provided that any information obtained under this sub-clause 15(B) (Books and records) shall only be used for the purpose for which access was granted.

16.                               Guarantees

16.1                        In consideration of the Sellers and the Purchasers entering into this Agreement (as applicable), the Vodafone Guarantor hereby unconditionally and irrevocably guarantees to the Sellers (and the Liberty Global Guarantor hereby unconditionally and irrevocably guarantees to the Purchasers) the due and punctual payment by the Purchasers or the Sellers (as applicable) of all amounts payable by them under or pursuant to this Agreement and the Tax Covenant and as an independent and primary obligation agrees to indemnify and hold harmless the Purchasers or the Sellers (as applicable) against all liabilities, losses, proceedings, claims, damages, costs and expenses that it may suffer or incur as a result of any failure or delay by the Purchasers or Sellers (as applicable) to pay any amount when due. The liability of the Vodafone Guarantor and the Liberty Global Guarantor (as applicable) under this Agreement, the Tax Covenant or any other document referred to in it shall not be prejudiced released, diminished or otherwise adversely affected by:

(A)                               any variation or waiver of the terms of this Agreement or any other Share Purchase Document (whether or not agreed by the Vodafone Guarantor or the Liberty Global Guarantor, respectively);

(B)                               any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance; or

(C)                               any other act, event, neglect or omission (whether or not known to the Purchaser, the Sellers or either Guarantor) which would or might (but for this clause) operate to impair or discharge such liability or afford the relevant Guarantor any legal or equitable defence.

16.2                        If and whenever a Purchaser or a Seller defaults for any reason whatsoever on the payment of any amount payable under or pursuant to this Agreement or the Tax Covenant, the Vodafone Guarantor or the Liberty Global Guarantor (as applicable) shall forthwith upon demand unconditionally pay (or procure payment of) the amount in regard to which such default has been made in the manner prescribed by this Agreement or the Tax Covenant and so that the same benefits shall be conferred on the Sellers or the Purchasers (as applicable) as would have been received if such payment had been duly and promptly made by that Purchaser or that Seller (as applicable).

16.3                        Each guarantee is to be a continuing guarantee and accordingly is to remain in force until all the payment obligations of the Purchasers or the Sellers (as applicable) shall have been performed or satisfied. Each guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers or the Purchasers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchasers or the Sellers (as applicable) under or in connection with this Agreement and the Tax Covenant.

16.4                        As a separate and independent stipulation, the Vodafone Guarantor and the Liberty Global Guarantor agree that any obligation of the Purchasers or the Sellers (as applicable) which may not be enforceable against or recoverable from the Purchasers or the Sellers (as applicable) by reason of any legal limitation, disability or incapacity on or of a Purchaser or a Seller (as applicable) or any fact or circumstance (other than any relevant limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against and recoverable from the Vodafone Guarantor or the Liberty Global Guarantor (as applicable) as though the same had been incurred by such Guarantor and that Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by that Guarantor on demand.

17.                               Intra-Group Arrangements

17.1                        The parties acknowledge that members of the Sellers’ Retained Group and members of the Target Groups:

(A)                               are parties to various intra-group services agreements; and/or

(B)                               provide or receive other services or support under other arrangements currently in place between members of the Sellers’ Retained Group and members of the Target Groups (whether documented or undocumented), any and all such agreements and arrangements, excluding any agreement or arrangement to the extent that it relates to any Inter-Company Loan Payables, Inter-Company Loan Receivables, Transferring Inter-Company Loan Payables or Transferring Inter-Company Loan Receivables or Inter-Company Trading Balance without prejudice to Schedule 8 (Inter-Company Debt) being the “Intra-Group Arrangements”.

17.2                        With effect from Completion, except as provided for in a Share Purchase Document, all Intra-Group Arrangements shall automatically terminate with immediate effect, and the Liberty Global Guarantor shall procure that the relevant parties to those Intra-Group Arrangements effectively terminate such Intra-Group Arrangements accordingly.

17.3                        The parties agree that the termination of those Intra-Group Arrangements pursuant to sub-clause 17.2 (Intra-Group Arrangements) is designed to bring those arrangements to a final closure. Accordingly, the Libra Global Guarantor hereby agrees (for itself and as agent for each member of the Sellers’ Group) and the Purchasers hereby agree (for themselves and as agent for each member of the Purchasers’ Group) that, with effect from Completion and unless expressly provided for in a Share Purchase Document, it irrevocably and unconditionally waives all claims and rights which it may have against the other party (or any member of the Sellers’ Retained Group or any member of the Target Groups) under any of the Intra-Group Arrangements terminated in accordance with sub-clause 17.2 (Intra-Group Arrangements); provided that, for the avoidance of doubt, nothing in this clause 17.3 (Intra-Group Arrangements) shall affect the Warranties given under sub-clauses 8.1 and 8.2 (Sellers’ Warranties) or the parties’ respective obligations under Schedule 8 (Inter-Company Debt).

17.4                        The Sellers and the Purchasers shall comply with their obligations in respect of inter-company debt as set out in Schedule 8 (Inter-Company Debt).

18.                               Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

19.                               Remedies and waivers

19.1                        Except as provided in clause 10 (Purchasers’ and Guarantors’ Warranties) and Schedule 5 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)                               affect that right, power or remedy; or

(B)                               operate as a waiver of it.

19.2                        Except as provided in clause 10 (Purchasers’ and Guarantors’ Warranties) and Schedule 5 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

19.3                        The Sellers shall not, and shall procure that no member of the Sellers’ Group shall, following Completion bring any claim against any officer or employee of the Target Groups in respect of their actions in the period prior to Completion except in respect of any fraudulent actions, including any representation or other action taken into account by the Sellers’ Group in the preparation and agreement of the Share Purchase Documents. Such persons shall be entitled to rely on this sub-clause 19.3 (Remedies and waivers).

20.                               No double recovery

The Purchasers and the Sellers shall be entitled to make more than one claim under this Agreement or any relevant Share Purchase Document arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Share Purchase Document or otherwise more than once in respect of the same loss, regardless of whether more than one claim arises in respect of it.

21.                               Assignment

21.1                        Subject to sub-clauses 21.2 and 21.3 (Assignment), no party may assign, transfer, sub-licence, charge or deal in any way with its rights under this Agreement without the prior written consent of each of the other parties.

21.2                        Any Purchaser may assign all or any of its rights and benefits under this Agreement to any member of the Purchasers’ Group provided (i) that if such assignee subsequently ceases to be a member of the Purchasers’ Group, that Purchaser shall procure that prior to its ceasing to be so, such assignee reassigns such rights and benefits under this Agreement as have been assigned to it to the relevant Purchaser or (upon giving written notice to the Sellers) to another member of the Purchasers’ Group; and (ii) that the liability of the Sellers and Liberty Global Guarantor under this Agreement following such assignment shall be no greater than their liability would have been had such assignment not occurred.

21.3                        The DE Purchaser may novate prior to Completion the whole of its rights and obligations under this Agreement to an entity incorporated and tax resident in Germany which is wholly-owned, directly or indirectly, by the Vodafone Guarantor, provided that it gives written notice to the Sellers at least ten Business Days before the intended novation. Upon receipt of such written notice, each of the parties shall, and the Purchasers shall procure that the relevant transferee shall:

(A)                               enter into a DE Deed of Novation as soon as reasonably practicable and in any case within five Business Days of receipt of the notice; and

(B)                               carry out all other acts and/or execute all other documents as are reasonably requested by the DE Purchaser to effect such novation,

provided that: (i) the liability of the Sellers and the Liberty Global Guarantor under this Agreement following such novation shall be no greater than their liability would have been had such novation not occurred; and (ii) only one such novation may take place.

21.4                        The CEE Seller may, within three months of the date of this Agreement, novate the whole of its rights and obligations under this Agreement to an entity incorporated as a BV and tax resident in the Netherlands which is wholly-owned, directly or indirectly, by the Liberty Global Guarantor (the “New CEE Seller”), provided that it gives written notice to the Purchasers at least ten Business Days before the intended novation. Upon receipt of such written notice, each of the parties shall, and the Sellers shall procure that the relevant transferee shall;

(A)                               enter into a SPA Novation Agreement as soon as reasonably practicable and in any case within five Business Days of receipt of the notice; and

(B)                               carry out all other acts and/or execute all other documents as are reasonably requested by the CEE Seller to effect such novation,

(the “CEE Seller Novation”) provided that: (i) the liability of the Purchasers and the Vodafone Guarantor under this Agreement following such novation shall be no greater than their liability would have been had such novation not occurred; and (ii) only one such novation may take place.

22.                               Further assurance

Insofar as it is able to do so after Completion, each of the parties shall, on being requested to do so by any of the other parties, do all acts and/or execute all documents (and (i) in the case of the Sellers, procure that the Sellers’ Group; and (ii) in the case of the Purchasers, procure that the Purchasers Group, do all acts and/or execute all documents) as such party may reasonably consider necessary for transferring the Shares to the Purchasers or otherwise giving effect to the transactions set out in the Share Purchase Documents.

23.                               Conflict with other agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties and as between any members of the Sellers’ Group and any members of the Purchasers’ Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchasers are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

24.                               Entire agreement

24.1                        The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

24.2                        Each party agrees that, except in the case of fraud:

(A)                               in entering into the Share Purchase Documents it is not relying upon any Pre-contractual Statement which is not repeated in any Share Purchase Document;

(B)                               no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in any Share Purchase Document;

(C)                               any terms or conditions implied by law in any jurisdiction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived; and

(D)                               the only rights of action or remedies of any party in relation to any provision of this Agreement or any other Share Purchase Document shall be for breach of this Agreement or the relevant Share Purchase Document.

24.3                        For the purposes of this clause, “Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to this Agreement becoming legally binding.

25.                               Variation

This Agreement may only be varied in writing signed by each of the parties.

26.                               Notices

26.1                        A notice under this Agreement shall only be effective if it is in writing and in English. Notice by e-mail shall be effective, provided that such notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant e-mail and not the physical hard copy).

26.2                        Notices under this Agreement shall be sent to a party (or a Sellers’ Representative or Purchasers’ Representative) at its addresses for the attention of the individuals set out below, provided that:

(A)                               a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 26 (Notices); and

(B)                               the failure to provide notice to all relevant parties shall not affect the validity of such notice provided that: (i) in the event of a notice of any claim under this Agreement, notice must be provided to each party against whom that claim is made; and (ii) such notices are, if required by sub-clauses 26.6 and 26.7, sent to the Sellers’ Representative and Purchasers’ Representative.

Party/Representative
and titles of
individuals	Address	E-mail addresses

UPC Germany Holding B.V. UPC CEE Holding B.V. UPC Poland Holding B.V. Liberty Global plc	Griffin House, 161 Hammersmith Road, London W6 8BS	asalvato@libertyglobal.com jevans@libertyglobal.com

For the attention of:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Chief Development Officer (Andrea Salvato) and Deputy General Counsel (Jeremy Evans)	Julian Long and David Sonter, Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS	julian.long@freshfields.com david.sonter@freshfields.com

Vodafone Investments Luxembourg S.à r.l.	15 rue Edward Steichen 2540 Luxembourg	Vincenzo.Cilia@vodafone.com

For the attention:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

General Manager (Vincenzo Cilia)	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

Vodafone Czech Republic a.s.	namesti Junkovych 2, Prague 5, Česká republika, 155 00, Czech Republic	jan.klouda@vodafone.com

For the attention of:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

General Counsel (Jan Klouda)	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

Vodafone Magyarország Mobil Távközlési Zártkörűen Működő Részvénytársaság	H-1096 Budapest, Lechner Ödön fasor 6, Hungary	gergo.j.budai@vodafone.com

For the attention of:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Dr Gergő J Budai	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

Vodafone România S.A.	201 Barbu Vacarescu, 8th Floor, 2nd District, Bucharest, Romania	lucian.craciun@vodafone.com

For the attention of:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Head of Legal (Lucian Craciun)	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

Vodafone Europe B.V.	Rivium Quadrant 173, 15th Floor, 2909 LC, Capelle aan den IJssel, The Netherlands	martin.buckers@vodafone.com dennis.kraan@vodafone.com

For the attention of:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Tax & Treasury Manager (Martin Buckers) and Legal Counsel & Company Secretary (Dennis Kraan)	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

Vodafone Group plc	One Kingdom Street, Paddington Central, London, W2 6BY	rosemary.martin@vodafone.com

For the attention:	With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

General Counsel and Company Secretary (Rosemary Martin)	Roland Turnill and Susannah Macknay, Slaughter and May, One Bunhill Row, London EC1Y 8YY	roland.turnill@slaughterandmay.com susannah.macknay@slaughterandmay.com

26.3                        Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given to all individuals set out against the name of the relevant party in sub-clause 26.2 (Notices) above, as follows:

(A)                               if delivered personally, on delivery;

(B)                               if sent by first class inland post, two clear Business Days after the date of posting;

(C)                               if sent by airmail, six clear Business Days after the date of posting; and

(D)                               if sent by e-mail, when sent.

26.4                        Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

26.5                        Each party shall notify the other parties in writing of any change to its details in sub-clause 26.2 (Notices) above from time to time.

26.6                        The service to the Sellers’ Representative of any notice to be served to any Seller under this Agreement or the Tax Covenant shall constitute service of notice to that Seller. Any notice served to a Seller under this Agreement or the Tax Covenant shall also be required to be served, at the same time, to the Sellers’ Representative.

26.7                        The service to the Purchasers’ Representative of any notice to be served to any Purchaser under this Agreement or the Tax Covenant shall constitute service of notice to that Purchaser. Any notice served to a Purchaser under this Agreement or the Tax Covenant shall also be required to be served, at the same time, to the Purchasers’ Representative.

27.                               Sellers’ Representative and Purchasers’ Representative

Sellers’ Representative

27.1                        Each of the Sellers hereby appoints the Liberty Global Guarantor (the “Sellers’ Representative”) as its representative for the purposes of this Agreement and the Tax Covenant. The Sellers’ Representative may represent each Seller in relation to any matter, step, action or decision which is expressly reserved to, or permitted to be undertaken or agreed to by, that Seller under or in respect of this Agreement or the Tax Covenant save in respect of the making or receipt of any payments and the service of any notice of process.

27.2                        Each Seller shall be bound by any such action and shall not seek to challenge and/or overturn any such action taken by the Sellers’ Representative.

27.3                        The Sellers may, upon five Business Days’ written notice to the other parties (which cannot be given by the Sellers’ Representative), replace the Sellers’ Representative, provided that the notice details of the new Sellers’ Representative for the purposes of clause 26 (Notices) are provided in that written notice.

Purchasers’ Representative

27.4                        Each of the Purchasers hereby appoints the Vodafone Guarantor (the “Purchasers’ Representative”) as its representative for the purposes of this Agreement and the Tax Covenant. The Purchasers’ Representative may represent each Purchaser in relation to any matter, step, action or decision which is expressly reserved to, or permitted to be undertaken or agreed to by, that Purchaser under or in respect of this Agreement or the

Tax Covenant save in respect of the making or receipt of any payments and the service of any notice of process.

27.5                        Each Purchaser shall be bound by any such action and shall not seek to challenge and/or overturn any such action taken by the Purchasers’ Representative.

27.6                        The Purchasers may, upon five Business Days’ written notice to the other parties (which cannot be given by the Purchasers’ Representative), replace the Purchasers’ Representative, provided that the notice details of the new Purchasers’ Representative for the purposes of clause 26 (Notices) are provided in that written notice.

28.                               Announcements

The Sellers and the Purchasers shall procure that public announcements concerning the sale of the Shares and the terms thereof are only made by or on behalf of the Sellers’ Group or the Purchasers’ Group if:

(A)                               a draft of any such announcement is provided to the Sellers (in the case of an announcement by any member of the Purchasers’ Group) or the Purchasers (in the case of an announcement by any member of the Sellers’ Group) in advance of publication of such announcement; and

(B)                               in the case of any such announcement after the date of this Agreement, that announcement does not contain any details of the terms of this Agreement or the Share Purchase Documents that are not already in the public domain (otherwise than through a breach of clauses 28 (Announcements) and/or 29 (Confidentiality).

29.                               Confidentiality

29.1                        The Purchasers shall procure that the Purchasers’ Group shall, and the Sellers shall procure that the Sellers’ Group shall, from the date of this Agreement until the second anniversary of Completion, treat as confidential and not disclose (other than as permitted by clause 28 (Announcements) or sub-clause 29.2 (Confidentiality)) all information obtained as a result of negotiating, entering into or performing this Agreement which relates to the provisions of this Agreement, including:

(A)                               the provisions of this Agreement or the Share Purchase Documents (other than as announced in any public announcement that complies with clause 28 (Announcements));

(B)                               the negotiations relating to this Agreement, the Share Purchase Documents and any other potential transaction between the Sellers’ Group and the Purchasers’ Group prior to the date of this Agreement;

(C)                               (in relation to the obligations of the Purchasers and the Vodafone Guarantor) any information received or held by the Purchasers or the Vodafone Guarantor (or any of their respective Representatives) relating to the Sellers’ Group or, before Completion, the Target Groups; and

(D)                               (in relation to the obligations of the Sellers and the Liberty Global Guarantor) any information received or held by the Sellers or the Liberty Global Guarantor (or any of their respective Representatives) relating to the Purchasers’ Group or, following Completion, the Target Groups, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the party has determined from information it has received including any forecasts or projections.

29.2                        Notwithstanding anything to the contrary in this clause 29 (Confidentiality), the Sellers shall not disclose, and shall procure that no member of the Sellers’ Group discloses, any confidential information relating to the Target Groups to any prospective or actual purchaser of all or the majority of the DTH Business or the Slovakia Business, except for information relating to separation and transitional services in connection with the sale of the Shares to the extent it relates to the DTH Business or the Slovakia Business (as applicable).

29.3                        Notwithstanding the other provisions of this clause, a party may disclose any such confidential information:

(A)                               to the extent required by law, regulation or by any securities exchange or Governmental Entity to which that party is subject or subsists, wherever situated, including any Tax Authority, the Financial Conduct Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement for information has the force of law, provided that, except in connection with disclosure to a Tax Authority, the disclosing party shall, to the extent practicable, first use its reasonable endeavours (subject to compliance with applicable law or the requirements of the relevant securities exchange or Governmental Entity) to inform the other parties of its intention to disclose such information and take into account the reasonable comments of the other parties in relation to such disclosure;

(B)                               to a Tax Authority in connection with the Tax affairs of any member of the Sellers’ Group or any member of the Purchasers’ Group;

(C)                               in connection with, or in any offering or other document relating to, any transaction permitted under sub-clauses 5.2(F) to 5.2(K) (Conduct of business before Completion), provided that where such disclosure is to be made by a Seller or a member of the Sellers’ Group and includes information relating to the Purchasers’ Group, the Sellers shall notify the Purchasers, and the Purchasers shall have the right to review and comment on the wording of such disclosure, prior to such disclosure being made;

(D)                               for the purpose of any dispute or judicial proceedings relating to a Share Purchase Document;

(E)                                to its professional advisers, auditors, financial advisers, bankers, financing providers and ratings agencies provided they have a duty to keep such information confidential;

(F)                                 to any purchaser or prospective purchaser (in the reasonable opinion of the disclosing party) of all or the majority of the Liberty Global Guarantor or the Vodafone Guarantor;

(G)                               other than information relating to the Target Groups, to the extent the information was lawfully in the possession of the disclosing party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(H)                              to the extent the information has come into the public domain through no fault of that party or any of its Representatives;

(I)                                   to the extent necessary to implement the Share Purchase Documents; or

(J)                                   to the extent the disclosure of such confidential information is expressly consented to in writing by the Sellers’ Representatives and the Purchasers’ Representative (or, if the information relates only to: (i) the Purchasers’ Group, only the Purchasers’ Representative; or (ii) the Sellers’ Retained Group, only the Sellers’ Representative) prior to such disclosure being made.

29.4                        If this Agreement terminates, the Sellers shall procure that each member of the Sellers’ Group (on request by the Purchasers) and the Purchasers shall procure that each member of the Purchasers’ Group (on request by the Sellers) shall:

(A)                               return to the requesting party all written documents and other materials relating to any member of the Sellers’ Group and any Target Company (in the case of a request by the Sellers) any member of the Purchasers’ Group (in the case of a request by the Purchasers) or (in either case) this Agreement (including any confidential information) which the requesting party (or its Representatives) have provided to it (or its respective Representatives) without keeping any copies thereof;

(B)                               destroy all information or other documents derived from such confidential information;

(C)                               so far as it is practicable to do so, expunge such confidential information from any computer, word processor or other device; and

(D)                               if the requesting party so requests in writing, confirm in writing to the requesting party that the requirements of this sub-clause 29.4 (Confidentiality) have been complied with, provided however that the requirement for the destruction or return of confidential information does not apply to such information:

(i)                                     stored electronically pursuant to an existing routine data back-up exercise on servers or back-up sources so long as it is deleted from local hard drives and no attempt is made to recover from such servers or back-up sources;

(ii)                                  which is required to be retained for the purposes of complying with any regulation or law (including the rules of a professional body or securities exchange), for audit or internal compliance purposes or for the purposes of conducting or defending any third party proceedings; or

(iii)                               to the extent that the information is contained in the minutes or supporting papers relating to any board or committee meeting of the relevant party (or their respective Representatives).

The provisions of this clause 29 (Confidentiality) shall continue to apply to any confidential information retained in accordance with this sub-clause 29.4 (Confidentiality).

29.5                        The Liberty Global Guarantor and the Vodafone Guarantor agree that the Non-disclosure Agreement is hereby terminated but (for the avoidance of doubt) all rights and liabilities of the Liberty Global Guarantor and the Vodafone Guarantor which have accrued before such termination shall continue to exist.

30.                               Costs and expenses

30.1                        Except as otherwise stated in the Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and any ancillary matters and the preparation, execution and carrying into effect of the Share Purchase Documents. The costs of the DE Notary and the CZ Notary shall be borne by the Purchasers (but for the avoidance of doubt, the costs of Dr. Norbert Impelmann in relation to the deposit of the electronic copy of the DE Data Room shall be borne equally by the Purchasers (on one hand) and the Sellers (on the other hand)).

30.2                        The Purchasers shall bear all stamp duty, stamp duty reserve tax, stamp duty land tax, real estate transfer tax or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties and excluding any such duties, taxes, interest or penalties arising as a result of the Liberty Global Pre-Completion Reorganisation or the Separation) arising as a result of the entry into or implementation of this Agreement or any of the other Share Purchase Documents.

31.                               Payments

31.1                        Any payment to be made pursuant to this Agreement to the Purchasers or any other member of the Purchasers’ Group shall be made to such account(s) held by a Purchaser as may be notified to the payer by the Purchasers from time to time. Any Purchaser receiving such payment agrees to receive such payment as agent for each member of the Purchasers’ Group that is entitled to it (or part thereof) and, where a payment made pursuant to this Agreement is received as agent or nominee on behalf of a Purchaser, the liability of the Sellers and the Liberty Global Guarantor under this Agreement shall be no greater than their liability would have been had such payment been made to the relevant Purchaser.

31.2                        Any payment to be made pursuant to this Agreement to the Sellers or any other member of the Sellers’ Group shall be made to such account(s) held by a Seller as may be notified to the payer by the Sellers from time to time. Any Seller receiving such payment agrees to receive such payment as agent for each member of the Sellers’ Group that is entitled to it (or part thereof) and, where a payment made pursuant to this Agreement is received as agent or nominee on behalf of a Seller, the liability of the Purchasers and the Vodafone Guarantor under this Agreement shall be no greater than their liability would have been had such payment been made to the relevant Seller.

31.3                        Payments made under sub-clauses 31.1 to 31.2 (Payments) shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

31.4                        If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

31.5                        All sums payable under or for breach of this Agreement shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as may be required by law and, if any such deduction or withholding is required, the party required to make that withholding or deduction shall provide such evidence satisfactory to the payee, acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant Tax Authority.

32.                               Counterparts

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

33.                               Invalidity

33.1                        If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)                               the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)                               the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

33.2                        If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, each of the parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

34.                               Contracts (Rights of Third Parties) Act 1999

34.1                        Clauses 9 (Undertakings and indemnities), 14 (Protective Covenants), 19 (Remedies and Waivers) and 21 (Assignment) and paragraphs 3.11 to 3.15 of Schedule 14 (Separation) confer a benefit on certain members of the Sellers’ Group and the Purchasers’ Group

(including certain of their directors and employees) (the “Third Party Provisions”) and, subject to the remaining provisions of this clause 34 (Contracts (Rights of Third Parties) Act 1999), are intended to be enforceable by such persons by virtue of the Contracts (Rights of Third Parties) Act 1999.

34.2                        The parties do not intend that any term of this Agreement, apart from the Third Party Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party.

34.3                        Notwithstanding the provisions of sub-clauses 34.1 and 34.2, this Agreement may be varied or amended by the parties to this Agreement without the consent of any other person.

35.                               Choice of governing law

This Agreement is to be governed by and construed in accordance with English law without reference to or application of any conflict of laws rules, the application of which might result in the application of the laws of any other jurisdiction. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

36.                               Jurisdiction

The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes, each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

37.                               Agent for Service

37.1                        Each of the Sellers and the Purchasers irrevocably appoints the following respective party to be its agent for the receipt of Service Documents:

DE Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)
c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road,
London, W6 8BS

CEE Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)
c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road,
London, W6 8BS

RO Minority Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)

c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road,
London, W6 8BS

DE Purchaser:	Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY

groupcosec@vodafone.com

CZ Purchaser:	Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY

groupcosec@vodafone.com

HU Purchaser:	Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY

groupcosec@vodafone.com

RO Majority Purchaser:	Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY

groupcosec@vodafone.com

RO Minority Purchaser:	Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY

groupcosec@vodafone.com

37.2                        Each party agrees that any Service Document may be effectively served on it in connection with proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

37.3                        If any agent at any time ceases for any reason to act as such, the relevant appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification:

(A)                               in the case of any Purchaser, the Sellers shall be entitled by notice to the parties to appoint a replacement agent on that party’s behalf; and

(B)                               in the case of any Seller, the Purchasers shall be entitled by notice to the parties to appoint a replacement agent on that party’s behalf.

37.4                        The provisions of this clause 37 (Agent for Service) applying to the service on an agent shall apply equally to service on a replacement agent.

37.5                        A copy of any Service Document served on an agent shall be sent by post to the relevant party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

Signatures

SIGNED by	)	SIGNATURE:
as a duly authorised Attorney-in-Fact of	)
UPC GERMANY HOLDING B.V.	)	NAME:

SIGNED by	)	SIGNATURE:
as a duly authorised Attorney-in-Fact of	)
UPC GEE HOLDING B.V.	)	NAME:

SIGNED by	)	SIGNATURE:
as a duly authorised Attorney-in-Fact of	)
UPC POLAND HOLDING B.V.	)	NAME:

SIGNED by	)	SIGNATURE:
as a duly authorised attorney of	)
LIBERTY GLOBAL PLC	)	NAME:

/s/ Vincenzo Cilia		/s/ Sean Cosgrove
Name:	Vincenzo Cilia	Name:	Sean Cosgrove
	Manager		Manager

For and on behalf of Vodafone Investments Luxembourg S.à r.l.

/s/ Jan Klouda		/s/ Milan Knize
Name:	Jan Klouda	Name:	Milan Knize
	Member of the Board of Directors		Member of the Board of Directors

For and on behalf of Vodafone Czech Republic a.s.

/s/ Amanda Nelson
Name:	Amanda Nelson

For and on behalf of Vodafone Magyarország Mobil Távközlési Zárkörűen Működő Részvénytársaság

For and on behalf of Vodafone România S.A.

/s/ Erik de Rijk		/s/ L.R.M Kraan
Name:	Erik de Rijk	Name:	L.R.M Kraan

For and on behalf of Vodafone Europe B.V.

/s/ Nick Read
Name: Nick Read

For and on behalf of Vodafone Group Plc

Signature pages to SPA